                                                                   EXHIBIT 10.1

               ASSET PURCHASE AGREEMENT DATED AS OF MARCH 7, 1997

                                  BY AND AMONG


                           GERRY BABY PRODUCTS COMPANY

                          GERRY WOOD PRODUCTS COMPANY,

                                   AS SELLERS,

                                HUFFY CORPORATION

                                       AND

                              EVENFLO COMPANY, INC.

                                  AS PURCHASER

                            ASSET PURCHASE AGREEMENT

                                TABLE OF CONTENTS

                                                                                                PAGE #
                                                                                                ------

TERMS OF SALE AND PAYMENT...........................................................................1
         Sale of Assets.............................................................................1
         Excluded Assets............................................................................3
         Liabilities................................................................................3
         Employer Liabilities.......................................................................4
         Sellers' Liabilities.......................................................................4
         Purchaser's Liabilities....................................................................4
         Assumed Contracts, Purchase Orders, Leases, etc............................................4
         Purchase Price.............................................................................4
         Minimum Net Asset Adjustment...............................................................5
         Allocation of Purchase Price...............................................................6

REPRESENTATIONS , WARRANTIES AND CERTAIN AGREEMENTS OF SELLERS AND HUFFY............................7
         Organization...............................................................................8
         Authority and Enforceability...............................................................8
         Financial Statements.......................................................................8
         Pending Claims.............................................................................8
         Legal Compliance...........................................................................9
         Title to Assets............................................................................9
         Condition of Assets........................................................................9
         Leases.....................................................................................9
         Inventory.................................................................................10
         Other Property............................................................................10
         Customers and Suppliers...................................................................10
         No Breach or Violation....................................................................10
         Interest in Customers, Suppliers and Competitors..........................................11
         Corporate Documents.......................................................................11
         Zoning....................................................................................11
         OSHA......................................................................................11
         Intellectual Property.....................................................................11
         Environmental Matters.....................................................................12
         Leases and Contracts......................................................................13
         Employees.................................................................................15
         Labor Matters.............................................................................15
         WARN Act..................................................................................15
         Employee Benefit Plans....................................................................15
         Brokers' Fee..............................................................................16
         Receivables...............................................................................16
         Insurance.................................................................................16


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
         Governmental Licenses, Permits and Related Approvals......................................17
         Absence of Certain Changes or Events......................................................17
         Recalls...................................................................................17
         Product Liability Claims..................................................................17
         Tax Matters...............................................................................17
         Real Property.............................................................................18
         Entire Business...........................................................................20
         Full Disclosure...........................................................................20

PURCHASER'S REPRESENTATIONS AND WARRANTIES.........................................................20
         Organization..............................................................................20
         Authority.................................................................................20
         Enforceability............................................................................20
         Brokers' Fee..............................................................................20

COVENANTS AND AGREEMENTS...........................................................................20
         Bulk Sales Compliance.....................................................................20
         Preservation of Business and Assets.......................................................20
         Conduct of Business.......................................................................21
         Access to Books and Records...............................................................22
         Confidentiality...........................................................................23
         Hart-Scott-Rodino Filing..................................................................24
         Expenses..................................................................................24
         Shareholder Communication.................................................................24
         Additional Agreements.....................................................................24
         Customer Service..........................................................................24
         Closing Conditions........................................................................25
         Notification..............................................................................25
         No Shopping...............................................................................25
         Affiliated Transactions...................................................................26
         Assignment of Confidentiality Agreements..................................................26
         Insurance Matters.........................................................................26
         Employee Matters..........................................................................26
         Grant of License..........................................................................26

THE CLOSING........................................................................................27

SELLERS' CONDITIONS TO CLOSE.......................................................................27
         Representations and Warranties True at Closing; Compliance with Agreement.................27
         Regulatory Approvals......................................................................27
         No Action/Proceeding......................................................................27
         Compliance with Article IX................................................................28
         Other Prohibiting Transaction.............................................................28


                                       ii
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
PURCHASER'S CONDITIONS TO CLOSE....................................................................28
         Representations and Warranties True at Closing; Compliance with Agreement.................28
         No Loss, Damage or Destruction............................................................28
         No Material Adverse Change................................................................28
         Regulatory Approvals......................................................................28
         No Action/Proceeding......................................................................29
         Compliance with Article VIII..............................................................29
         Other Prohibiting Transaction.............................................................29
         Environmental Diligence...................................................................29
         Lien Search...............................................................................29
         Sublease Agreement........................................................................29
         Union Agreements..........................................................................29

OBLIGATIONS OF SELLERS AT CLOSING..................................................................30
         Documents Relating to Title...............................................................30
         Possession................................................................................30
         Opinion of Sellers' Counsel...............................................................31
         Corporate Good Standing and Corporate Resolution..........................................31
         Closing Certificate.......................................................................31
         Third Party Consents......................................................................31
         Additionally Requested Documents; Post Closing Assistance.................................31

OBLIGATIONS OF PURCHASER AT CLOSING................................................................31
         Purchase Price............................................................................31
         Corporate Good Standing and Certified Board Resolutions...................................31
         Assumption of Liabilities.................................................................32
         Closing Certificate.......................................................................32

INDEMNIFICATION AND SURVIVAL OF PROVISIONS.........................................................32
         Survival..................................................................................32
         Sellers' Indemnification Obligation.......................................................32
         Purchaser's Indemnification Obligation....................................................34
         Procedure for Indemnification; General....................................................36

NON-COMPETITION COVENANT...........................................................................39

TERMINATION........................................................................................40
         General...................................................................................40
         No Liabilities in Event of Termination....................................................40

MISCELLANEOUS......................................................................................40
         Headings..................................................................................40
         Entire Agreement, Modification and Waiver.................................................40
         Counterparts..............................................................................40
         Rights of Parties.........................................................................40
         Assignment................................................................................41


                                      iii
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
         Remedies..................................................................................41
         Effect of Certain Actions.................................................................41
         Supplements to Schedules and Exhibits.....................................................41
         Notices...................................................................................41
         Knowledge of Sellers......................................................................43
         Severability..............................................................................43
         Meanings of Certain Terms.................................................................43
         Transfer Taxes and Recording Expenses.....................................................43
         Governing Law.............................................................................43

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT, dated March 7, 1997, is made and entered into by and among GERRY BABY PRODUCTS COMPANY, a Delaware corporation, GERRY WOOD PRODUCTS COMPANY, a Wisconsin corporation, (hereafter collectively referred to herein as "Sellers"), HUFFY CORPORATION, an Ohio corporation and sole shareholder of Sellers ("Huffy") and EVENFLO COMPANY, INC., a Delaware corporation, (hereinafter referred to as "Purchaser").

                              W I T N E S S E T H:

         WHEREAS, Sellers are collectively engaged in the business of designing, manufacturing and marketing juvenile products;

         WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, substantially all of Sellers' assets as such exist on the date hereof, upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, and in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:


                                    ARTICLE I
                            TERMS OF SALE AND PAYMENT

                  SECTION 1.1(a) SALE OF ASSETS. Sellers, on the basis of the representations and warranties of Sellers and Huffy contained herein and upon the terms and conditions hereinafter set forth, shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase and pay for, on the Closing Date (as defined in Article V hereof), free and clear of all liens and encumbrances, all of the assets, rights, properties, claims, contracts and business of Sellers at the Closing Date of every kind, nature, character and description, tangible and intangible, real, personal or mixed, wherever located (the "Assets"), including but not limited to, the following:

                  (i) INVENTORY. Sellers' entire inventory consisting of finished products, operating supplies, raw materials, purchased parts, work-in-progress, and unshipped finished goods of Sellers, including products or supplies on hand or in transit ("Inventory");

                  (ii) EQUIPMENT. All vehicles, equipment, tooling, machinery, furniture, supplies, tools, dies, jigs, molds, patterns, drawings and all other tangible personal property (including all spare parts therefor) used in or intended for use in the operation of the Sellers' business and owned by Sellers (collectively, the "Equipment"), and all warranties and guarantees, if any, express or implied, existing for the benefit of Sellers with respect to the Equipment, including but not limited to,


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
                           the Equipment set forth on Schedule 1.1(a)(ii) of the disclosure schedules attached hereto and made a part hereof (the "Disclosure Schedules");

                  (iii) RECORDS. All pertinent records, financial and non-financial, relating to the present and past operating history of Sellers' business;

                  (iv) CONTRACTS. All outstanding customer orders, lists, contracts for goods, supplies, materials, equipment, tooling, machinery, prepayments or other items used in the operation of Sellers' business other than employee-related contracts, including but not limited to, the contracts which are listed on Schedule 1.1(a)(iv);

                  (v) REAL PROPERTY AND LEASES. The fee simple interest in the real property, including all buildings, structures, fixtures and improvements located therein (the "Owned Real Property") described on Schedule 1.1(a)(v) and a sublease interest in the real property, including all buildings, structures, fixtures and improvements located therein, described on Schedule 1.1(a)(v) pursuant to the terms of the Sublease Agreement, substantially in the form attached hereto as Exhibit A;

                  (vi) INTANGIBLE ASSETS. All intangible assets of Sellers relating to their past, current and presently contemplated future products for their business, including, without limitation "Snugli" and "Gerry" trademarks, all of Sellers' right, title and interest in and to the patents, patent registrations, patent applications, trademarks, trademark registrations, trademark applications, trade names, copyrights, copyright registrations, copyright applications, franchises, permits, licenses, processes, formulas, inventions, trade secrets and royalties (including any rights to sue for breach or past infringement) relating to such business, including but not limited to, the intangible assets set forth on Schedule 1.1(a)(vi);

                  (vii) GOVERNMENTAL PERMITS AND LICENSES. All permits, licenses, consents and any other forms of government approval, to the extent assignable, as have been or are required for the operation of Sellers' business as it is and during the year prior to the date hereof has been operated, including but not limited to, the governmental permits and licenses set forth on
                           Schedule 1.1(a)(vii);

                  (viii) GOODWILL. All goodwill and, to the extent assignable by Sellers, all warranties (express or implied) and rights and claims related to the operation of their business including, but not limited to, the right to the names "Gerry Baby Products Company" and "Gerry Wood Products Company";

                  (ix) ACCOUNTS RECEIVABLE. All accounts receivable of Sellers in existence on the Closing Date, including all notes, bonds and other evidences of such receivables, including but not limited to, the receivables set forth on Schedule 1.1(a)(ix); and

                  (x) CASH/PREPAID EXPENSES. All cash on hand, cash equivalents, deposits in transit and prepaid expenses as of the Closing Date;

                  (xi) MIS AND MATERIALS. All management information systems and software, and customer, subscriber and vendor lists, catalogs, research material, technical information, technology, specifications, designs, drawings, processes and quality control data; and

                  (xii)    BANK ACCOUNTS. All bank accounts of Sellers listed on
                           Schedule 1.1(a)(xii), including the bank accounts receiving payments of all receivables.

                  SECTION 1.1(b) EXCLUDED ASSETS. Sellers are not selling and Purchaser is not purchasing or assuming obligations with respect to the following (collectively the "Excluded Assets"):

                  (a) any equity interest in Sellers or any of their subsidiaries or any of Sellers' joint venture or partnership interests;

                  (b)      the assets listed on Schedule 1.1(b);

                  (c) leasehold interest under that certain Lease Agreement between Selco Service Corporation and Gerry Baby Products Company dated October 29, 1992 (the "Lease"); and

                  (d)      all intercompany receivables.

                  SECTION 1.1(c) LIABILITIES. Purchaser shall assume on the Closing Date on behalf of Sellers the following specific liabilities:

                  (i) All accounts payable of Sellers in existence on the Closing Date, in each case only to the extent such liabilities and obligations (1) have been incurred in the ordinary course of either Seller's business, (2) have been incurred in a manner and amount consistent with past practice, and (3) are unpaid and due and owing as of the opening of business on the Closing Date.


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                  (ii)     All other trade liabilities relating to the operation
                           of Sellers' business as may be agreed upon between the parties hereto and which are described on
                           Schedule 1.1(c) hereto.

                  SECTION 1.1(d) EMPLOYER LIABILITIES. Purchaser shall assume on the Closing Date on behalf of Sellers the liabilities with respect to Sellers' employees who become employees of Purchaser described on Schedule 1.1(d) hereto. Sellers shall remain liable up to the Closing Date for all other employee wages, salaries and benefits not listed on Schedule 1.1(d).

                  SECTION 1.2(a) SELLERS' LIABILITIES. Except as set forth specifically in this Agreement and in the last sentence of this Section 1.2(a), Purchaser is not by reason of its purchase of the Assets assuming any liabilities or obligations of Sellers whatsoever and shall not become liable in any manner for any liabilities or obligations of Sellers. Without limiting the generality of the foregoing, and without regard to whether any law, governmental authority, or other third party may impose any liability of Sellers, in whole or in part, on Purchaser, Purchaser does not assume, and Sellers shall continue to be liable for, all liabilities and obligations, fixed or contingent, known or unknown, not otherwise assumed by Purchaser under this Agreement. No payment in respect of any liability or obligation of Sellers not expressly assumed in writing by Purchaser under this Agreement shall be made by Sellers or Purchaser out of the Assets to be acquired hereunder. Notwithstanding the foregoing, all executory contracts with third parties set forth in Schedule 1.2(c) shall be assigned by Sellers and assumed by Purchaser, but only with respect to the executory portions thereof such that Purchaser shall be obligated to render any performance required by such contracts after the Closing Date, but any obligations or liabilities accruing under such contracts prior to the Closing Date shall remain solely the responsibility of Sellers.

                  SECTION 1.2(b) PURCHASER'S LIABILITIES. Other than the indemnity obligations of Huffy and Sellers contained in Article X, Sellers are not by reason of their sale of the Assets assuming any liabilities of Purchaser whatsoever and shall not become liable in any manner for any liabilities of Purchaser. Without limiting the generality of the foregoing, Sellers do not assume, and Purchaser shall be liable for, all liabilities assumed by Purchaser pursuant to the terms of this Agreement.

                  SECTION 1.2(c) ASSUMED CONTRACTS, PURCHASE ORDERS, LEASES, ETC. On the Closing Date, Purchaser shall assume and agree to pay or perform, as the case may be, all obligations accruing after the Closing Date with respect to those contracts, purchase orders, leases of personal property and other obligations which are set forth on Schedule 1.2(c) hereto only to the extent that such contracts, purchase orders, leases and other obligations are properly assigned to Purchaser and Purchaser receives the benefits under such contracts, purchase orders, leases and obligations (collectively with the other liabilities assumed by Purchaser pursuant to Sections 1.1(c) and 1.1(d), the "Assumed Liabilities"). Purchaser is not assuming, nor shall it be deemed to have assumed any liability or obligation of Sellers or Huffy of any kind or nature, except for the Assumed Liabilities.

                  SECTION 1.3 PURCHASE PRICE. Purchaser shall pay a purchase price of Seventy-Three Million Dollars ($73,000,000) for the net assets, as defined in and shown on Schedule 1.4 hereto (the "Net Assets"), subject to adjustment as provided herein (as adjusted, the "Purchase Price"). The

Purchase Price shall be payable to Sellers in immediately available funds to an account designated in writing by Sellers to Purchaser at least two (2) business days prior to the Closing Date.

                  SECTION 1.4 MINIMUM NET ASSET ADJUSTMENT. (a) Within ninety
(90) days following the Closing Date, Purchaser shall prepare and deliver to Sellers a consolidated balance sheet and Schedule of Net Assets Purchased of the business as of the close of business on the day before the Closing Date (the "Closing Date Schedule of Net Assets Purchased") which shall be prepared in accordance with generally accepted accounting principles and the instructions set forth on Schedule 1.4 (the "Instructions") applied on a basis consistent with those used in the preparation of the Schedule of Net Assets Purchased as set forth on Schedule 1.4.

                  (b) Within thirty (30) days after Sellers' receipt of the Closing Date Schedule of Net Assets Purchased, Sellers shall deliver to Purchaser a written report ("Sellers' Report") setting forth, in reasonable detail and with reasonable specificity as to each disputed item, any disputed amounts comprising the Net Assets as reflected on the Closing Date Schedule of Net Assets Purchased and Sellers' proposed alternative thereto.

                  (c) Purchaser and Sellers shall permit the other and the other's accounting representatives, during normal business hours, at the other's expense, to have full and complete access to, and to examine, all work papers of or relating to the business for the periods prior to the Closing which are in its possession, and which work papers and schedules were necessary to prepare and/or review the Closing Date Schedule of Net Assets Purchased.

                  (d) If Sellers disagree with the Net Assets shown on the Closing Date Schedule of Net Assets Purchased and have timely delivered Sellers' Report, and such disagreement cannot be resolved by Purchaser and Sellers within sixty (60) days of Purchaser's receipt of Sellers' Report, either party, by written notice to the other, may elect to have any such disagreement tendered to and resolved by a firm of independent certified public accountants of recognized national standing ("Accountant") to make such determination which determination, shall be final and binding on the parties hereto for the purpose of this Agreement, and Purchaser and Sellers shall each pay one-half the entire cost of such Accountant. If Purchaser and Sellers are unable to agree on the Accountant within the sixty (60) day period, then the Accountant shall be Price Waterhouse, Atlanta office, (an accounting firm which both Purchaser and Seller represent to be independent). The Accountant shall be instructed to use every reasonable effort to perform its function within thirty (30) days of submission of the matter to it and, in any case, as soon as practicable after such submission to it. The Accountant shall be limited to deciding each such disagreement in an amount which shall be equal to or in between the amount proposed by Sellers and Purchaser, and no more and no less.

                  (e) Once the parties agree upon or otherwise arrive at the amount of the business' Net Assets as shown on the Closing Date Schedule of Net Assets Purchased ("Closing Net Assets"), the line item referred to as "Net Assets Per Book" as computed on Schedule 1.4 shall be compared to $52 million. To the extent the amount set forth as "Net Assets Per Book" is less than $52 million, such amount shall be repaid to Purchaser by Sellers within ten (10) days of such determination as a reduction of the Purchase Price.

                  SECTION 1.5 ALLOCATION OF PURCHASE PRICE. (a) Purchaser and Sellers agree that Purchaser and Sellers shall allocate the sum of the Purchase Price and the Assumed Liabilities, including for purposes of this Section 1.5 any adjustments to the Purchase Price or Assumed Liabilities, among the Assets and the covenant not to compete (set forth in Section 11.1 of this Agreement) as of the Closing Date on Internal Revenue Service ("IRS") Form 8594, in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder. Except as otherwise provided in
Section 1.5(d) below, the allocation described in the preceding sentence (the "Purchase Price Allocation") shall be based upon an appraisal (the "Appraisal") of the fair market value of the Assets and such covenant not to compete as of the Closing Date. Purchaser shall select and engage, at its own expense, the appraiser or appraisal firm (the "Appraiser") to perform the Appraisal.

                  (b) Purchaser shall use its reasonable best efforts to provide Sellers with a copy of the Appraisal at least five (5) business days prior to the Closing Date; provided, however, that Purchaser's provision of the Appraisal to the Sellers shall not be a condition to the Closing and Purchaser's failure to so provide the Appraisal to the Sellers as provided herein shall not delay or otherwise affect the Closing.

                  (c) Upon receipt of the Appraisal, Sellers shall have thirty
(30) days to review the Appraisal and submit, in writing, any comments, changes, revisions or other amendments on or to the Appraisal to the Purchaser for its consideration; provided, however, that Purchaser (and/or the Appraiser) shall in its sole discretion determine whether to accept such comments or to make any proposed changes, revisions or amendments to the Appraisal. If Purchaser determines in its sole discretion not to make any of the changes, revisions or amendments to the Appraisal proposed by the Sellers, Purchaser must notify Sellers of such determination in writing within thirty (30) days from the date it received such written comments, changes, revisions or amendments from the Sellers. Upon receipt of such notice from Purchaser, the Sellers must notify Purchaser in writing whether they shall accept or reject the Appraisal.

                  (d) If the Sellers accept the Appraisal, the Appraisal shall be binding on Purchaser and the Sellers to the extent described herein. If, however, the Sellers reject the Appraisal (in accordance with the procedures outlined in Section 1.5(c) above), Sellers must select and engage, at their own expense, a different appraiser or appraisal firm ("Sellers' Appraiser") to perform an appraisal of the fair market value of the Assets and the covenant not to compete as of the Closing Date (the "Sellers' Appraisal") and the parties shall submit the Appraisal and the Sellers' Appraisal to an independent, nationally recognized appraisal firm (the "Arbitrator") for binding arbitration. The Arbitrator shall determine which of the competing appraisals submitted to it by the parties more accurately reflects the fair market value of the Assets and the covenant not to compete as of the Closing Date (such selected appraisal shall be referred to hereinafter as the "Final Appraisal"). The Arbitrator's decision shall be final and binding on the parties and the Purchase Price Allocation shall be based upon the Final Appraisal.

                  (e) Purchaser and Sellers shall timely file with the appropriate Tax authorities copies of the IRS Form 8594 and shall use the Purchase Price Allocation set forth in the Appraisal or the Final Appraisal, as the case may be, to prepare such IRS Form 8594, and in the preparation of all Tax Returns (including any attachments thereto) and for all other Tax purposes. In the event any party hereto receives notice of an audit in respect of the Purchase Price Allocation specified herein, such party shall notify the other party in writing as to the date and subject of such audit as promptly as reasonably practicable.

                  (f) If any Tax Return filed by Purchaser or Sellers relating to the transactions contemplated hereby is challenged by the Tax authority with which such Tax Return was filed on the basis of the Purchase Price Allocation, as finally adjusted, the filing party shall assert in good faith the validity and correctness of the Purchase Price Allocation and such party shall not agree to any adjustment to the Purchase Price Allocation without obtaining the prior written consent of the other party (which consent shall not be unreasonably withheld). If any such Tax Return is challenged as herein described, the party filing such Tax Return shall keep the other party informed of its decisions and the current status and progress of all administrative and judicial proceedings, if any, that are undertaken at the election of such party with respect thereto.

                  (g) Any adjustment to the Purchase Price or the Assumed Liabilities pursuant to this Agreement shall result in an appropriate adjustment to the Purchase Price Allocation and the allocation set forth in the IRS Form 8594.

                  (h) If either party (including permitted successors and assigns thereof) to this Agreement defaults under this Section 1.5, it shall pay as damages to the other party, so long as such other party is not in default under this Section 1.5, an amount which, after reduction for all Taxes which would be incurred (calculated at the highest marginal rate applicable in the relevant jurisdiction) as a result of receiving said amount, is equal to the result (but not less than zero) of subtracting the amount in (ii) below from the amount in (i) below:

                           (i) the total amount of income, franchise, transfer, sales or gains taxes (calculated at the highest marginal rate applicable in the relevant jurisdictions and including interest and penalties) payable to all jurisdictions imposing such taxes upon the nondefaulting party with respect to the transactions contemplated hereby; and

                           (ii) the total amount of such taxes which would have been incurred (calculated at the highest marginal rate applicable in the relevant jurisdictions and including interest and penalties) and payable to all jurisdictions imposing such taxes upon the nondefaulting party with respect to the transactions contemplated hereby, if such taxing jurisdictions had accepted the Purchase Price Allocation.

                                   ARTICLE II
    REPRESENTATIONS , WARRANTIES AND CERTAIN AGREEMENTS OF SELLERS AND HUFFY

                  Sellers and Huffy, jointly and severally, hereby make the following representations, warranties and agreements to Purchaser, its successors and assigns:

                  SECTION 2.1 ORGANIZATION. Each Seller and Huffy is a corporation duly organized, validly existing and in good standing under the laws of the state of its respective incorporation, duly authorized to carry on the business presently conducted by it. Each Seller is qualified to do business in the jurisdictions listed on Schedule 2.1 and is not required to be qualified to do business in any other jurisdiction where the failure to be so qualified would have a material adverse effect on the condition (financial or otherwise), results of operations, assets, properties, business or prospects of Sellers considered together or have a material adverse effect on either Seller's ability to perform its obligations hereunder or under any other agreement between the parties contemplated hereby (each of such effects is herein called a "Material Adverse Effect").

                  SECTION 2.2 AUTHORITY AND ENFORCEABILITY. Sellers and Huffy have the full right, power, legal capacity and authority to sell and transfer the Assets, free and clear of any statutory, contractual or other limitation, and to enter into and perform their obligations under this Agreement. The execution, delivery and performance by Sellers and Huffy of this Agreement and any other agreements contemplated hereby and the consummation by them of the transactions contemplated hereby and thereby have been duly authorized by Huffy as the sole stockholder of Sellers and by the Board of Directors of each Seller. No other corporate or stockholder action is necessary for the authorization, execution, delivery and performance by Sellers or Huffy of this Agreement and any other agreements between the parties contemplated hereby and the consummation by Sellers and Huffy of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by each Seller and Huffy and constitutes a valid and legally binding obligation of each Seller and Huffy, enforceable against each of them in accordance with the terms hereof.

                  SECTION 2.3 FINANCIAL STATEMENTS. The unaudited consolidated balance sheets of Sellers as of December 31, 1995 and December 31, 1996, unaudited consolidated statements of income for the years ended December 31, 1995 and December 31, 1996, the unaudited balance sheet of Sellers as of February 1, 1997 and the unaudited statement of income for the one-month period ended February 1, 1997, copies of which have been previously delivered or are attached hereto as Schedule 2.3 (the "Financial Statements"), are true and correct and have been prepared in accordance with generally accepted accounting principles consistently applied (except as set forth in the Instructions), the balance sheets contained in the Financial Statements fairly present, in all material respects, the financial position of the business as of their respective dates and set forth in full and reflect all liabilities of such business as of such dates and the income statements fairly present, in all material respects, the results of the operations of such business for the periods indicated and covered thereby. The inventory valuations are based upon pricing the inventories at the lower of cost or market in accordance with the established practice of Sellers for a number of years, with all obsolete or unusable or not readily saleable inventories having been either eliminated, properly written down or reserved against; Sellers do not know or have any reason to know of any liability or any basis for the assertion against any Seller of any liability required to be reflected or reserved against in the balance sheets according to generally accepted accounting principles, consistently applied, and not so reflected or reserved. Since February 1, 1997, no liabilities or obligations have been incurred by either Seller except for liabilities and obligations (absolute, accrued, contingent or otherwise) incurred in the ordinary course of business and consistent with past practice.

                  SECTION 2.4 PENDING CLAIMS. Except as set forth in Schedule
2.4:

                  (i) there is no litigation, proceeding or governmental investigation pending or, to Sellers' knowledge, threatened against either Seller or relating to the Assets or the business of Sellers and there are no unasserted claims possible of assertion involving Sellers' business or the Assets of which Sellers have notice or knowledge;

                  (ii) there are no audits by a governmental authority, claims for unpaid taxes of any kind, or other similar actions, proceedings or disputes pending or, to Sellers' knowledge, threatened against or affecting Sellers' business;

                  (iii) there are no unpaid judgments of any kind against either Seller or Huffy relating to its business or the Assets;

                  (iv) neither Sellers nor Huffy is charged with or, to its knowledge threatened, with a charge or violation nor, to its knowledge, is it under investigation with respect to any alleged violation of any provision of any federal, state or local law or administrative ruling or regulation relating to any aspect of its business or the Assets.

                  SECTION 2.5 LEGAL COMPLIANCE. Except as set forth in Schedule 2.5, Sellers have conducted since January 1, 1994 and are presently conducting their business in material compliance with all applicable U.S. and foreign laws, statutes, ordinances, rules and regulations. Neither Sellers nor Huffy is in violation of any term of any judgment, writ, decree, injunction or order entered by any court or governmental authority (domestic or foreign) and outstanding against either Seller or Huffy with respect to any of the Assets or the business of Sellers.

                  SECTION 2.6 TITLE TO ASSETS. Except as set forth in Schedule 2.6: (i) Sellers are the sole and exclusive owners of, and have good and marketable title to, all of the Assets, wherever located, free and clear of all liens, mortgages, pledges, claims, encumbrances or other charges or any other restriction of any kind or nature (collectively, "Liens"); and (ii) no other person, firm or corporation has or will have on the Closing Date any interest whatsoever in any of the Assets.

                  SECTION 2.7 CONDITION OF ASSETS. Except as set forth on
Schedule 2.7, the Assets, including all machinery and equipment, are in good state of repair, in sound operating condition, ordinary wear and tear excepted, and have been given regular maintenance in the ordinary course of business.

                  SECTION 2.8 LEASES. Except as may be set forth in Schedule 2.8, no Seller is a lessee of any personal property under any lease agreement covering property not owned by each Seller, and in connection with all leases set forth in such Schedules, no Shareholder nor any officer, director or key employee of any Seller, nor any spouse, child or relative of any of these persons owns or has any interest, directly or indirectly, in any of the personal property leased to any Seller. All leases listed in Schedule 2.8 are valid and in full force, and there does not exist any default or event that with notice or lapse of time, or both, would constitute a default or event of acceleration under any of these leases.

                  SECTION 2.9 INVENTORY. The Inventory being transferred on the Closing Date consists of items of a quality and quantity useable or salable in the ordinary course of business of Sellers except as reserved for in the Financial Statements. The Inventory is not subject to any material write-down or write-off for which appropriate reserves have not been included in the Financial Statements. Sellers shall conduct a physical count of the Inventory as of the Closing Date, at Sellers' expense. Purchaser shall be entitled to have its representatives observe such physical count.

                  SECTION 2.10 OTHER PROPERTY. Schedule 2.10 to this Agreement is a complete and accurate schedule describing all trucks, automobiles, machinery, equipment, furniture, supplies, tools, dies, jigs, molds, patterns, drawings, and all other tangible personal property owned by, in the possession of, or used by Sellers in connection with their business, except items with net book value of less than Five Thousand Dollars ($5,000.00). Except as set forth on Schedule 2.10, all property described on Schedule 2.10 is situated at one of the two locations set forth on Schedule 1.1(a)(v). Except as stated in Schedules
2.8 or 2.10, no personal property used by Sellers in connection with their business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is located other than in possession of Sellers.

                  SECTION 2.11 CUSTOMERS AND SUPPLIERS. Schedule 2.11 to this Agreement is a correct and current list, in all material respects, of all material customers and suppliers of the Sellers' business as of a recent date. Neither Sellers nor Huffy have received any communication from any material customer or supplier of any intention to terminate or materially reduce purchases from, or supplies to, either Seller or the business.

                  SECTION 2.12 NO BREACH OR VIOLATION. Except as set forth on
Schedule 2.12, the execution, delivery and performance of this Agreement and any other agreements contemplated hereby between the parties hereto by Sellers or Huffy and the consummation of the transactions contemplated by this Agreement or any other agreements contemplated hereby will not (i) result in or constitute a breach or an event that, with notice or lapse of time or both, would be a default, breach or other violation of the articles of incorporation or by-laws of Huffy or any Seller; (ii) violate (with or without the giving of notice or the lapse of time or both), or require any consent, approval, filing or notice under, any provision of any law, rule or regulation, court or administrative order, writ, judgment or decree applicable to Sellers or any of the Assets, except for such violations the occurrence of which, and such consents, approvals, filings or notices the failure of which to obtain or make, would not, either individually or in the aggregate, have a Material Adverse Effect, and
(iii) with or without the giving of notice or the lapse of time or both (x) violate or conflict with, or result in the breach, suspension or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of Sellers under, or (y) result in the creation of any Liens upon all or any portion of the properties, assets (including the Assets) or business of Sellers pursuant to, the charter or by-laws of Sellers, or any indenture, mortgage, deed of trust, lease, agreement, contract or instrument to which either Seller is a party or by which either Seller or any of its properties, assets (including the Assets) or business is bound.

                  SECTION 2.13 INTEREST IN CUSTOMERS, SUPPLIERS AND COMPETITORS. Except as set forth on Schedule 2.13, neither Sellers nor any officer, director or key employee of any Seller, nor any spouse, child or any Affiliate of any of them, has any direct or indirect ownership interest in any competitor, supplier or customer of their business or in any person from whom or to whom any Seller leases any real or personal property, or in any other person with whom any Seller is doing business, except for interests of less than two percent held in publicly traded companies.

                  SECTION 2.14 CORPORATE DOCUMENTS. Sellers and Huffy have furnished to Purchaser for its examination true and correct copies of the following:

                  (i)      the articles of incorporation and by-laws of Sellers;

                  (ii) the minute books of Gerry Baby Products Company and Gerry Wood Products Company for the period commencing January 1, 1992, containing all records required to be set forth of all proceedings, consents, actions and meetings of shareholders and the board of directors (including committee meetings) of Sellers; and

                  (iii) all permits, orders and consents issued with respect to Sellers' business, and all applications for such permits, order and consents.

                  SECTION 2.15 [RESERVED]

                  SECTION 2.16 ZONING. Sellers' business as conducted on the Closing Date and all current uses of the Owned Real Property and Leased Real Property do not conflict with applicable federal, state or local laws, ordinances, regulations, orders or zoning laws so as to interfere with or prevent, in any material adverse manner, its continued use for the purposes for which it is being used.

                  SECTION 2.17 OSHA. Other than as described on Schedule 2.17, each Seller and its operations and properties as such relate to their business are presently in compliance with all applicable Occupational Safety and Health Administration ("OSHA") rules, regulations and laws and Sellers have not received any notice of any potential occupational safety and health problem in connection with the operations or properties of Sellers where such problem would have a Material Adverse Effect.

                  SECTION 2.18 INTELLECTUAL PROPERTY. All U.S. and foreign intellectual property owned by or licensed to Sellers, including without limitation, all license agreements relating to patents and/or inventions, and all patents and patent applications, all copyrights, trademarks (whether registered or unregistered) and trade names owned by or licensed to Sellers which are of any value or importance to their business or which they are authorized to use in the production or marketing of any products now produced or proposed to be produced by Sellers (collectively, the "Intellectual Property") are listed in Schedule 2.18, and to the extent indicated therein have been duly registered in, filed in or issued by the United States and foreign Patent Offices or other appropriate governmental office. Except as set forth in
Schedule 2.18, except for any residual rights retained by the owners of any third party-owned Intellectual Property licensed to Sellers (all of which are described on Schedule 2.18), Sellers are the sole persons entitled to use the Intellectual Property, free and clear of any claims or demands of any other person. Except as noted above, Sellers do not use any of the Intellectual Property by consent of any other rightful owner thereof and there are no attachments, liens or encumbrances thereon. Except as set forth on
Schedule 2.18, (i) Sellers do not pay any licensing fee, royalty or other payment to any other person or entity with respect to any of the Intellectual Property or the use thereof, and (ii) Sellers' right to use and transfer any and all of the Intellectual Property is perpetual and unrestricted. Except as set forth on Schedule 2.18, there are no claims or demands of any other person, firm or corporation pertaining to any of the Intellectual Property and no actions or proceedings which have been instituted or are pending or, to the best of Sellers' knowledge, threatened, which challenge the validity of, or the rights of Sellers with respect thereto, and, to the best of Sellers' knowledge, no Intellectual Property infringes or is being infringed by others or is subject to any outstanding order, decree, judgment or stipulation.

                  SECTION 2.19 ENVIRONMENTAL MATTERS. (a) Except as disclosed on
Schedule 2.19:

                  (i) the property and assets of Sellers' business and any of Sellers' operations conducted thereon or elsewhere do not violate, and during the period of any applicable statute of limitations have not violated, in a material manner any applicable Environmental Law (as hereinafter defined), and Sellers reasonably believe that compliance with any Environmental Law that is or is expected to become applicable to the property or the Assets, or to any of Sellers' operations conducted thereon or elsewhere on or prior to the Closing, will be timely attained and maintained, without material expense, and Sellers are not subject to any existing, pending or, to Sellers' knowledge, threatened investigation, inquiry or proceeding by any person or to any order, decree, judgment, agreement or similar obligation under any Environmental Law;

                  (ii) all notices, permits, licenses or similar authorizations, if any, currently required to be obtained or filed under any Environmental Law in connection with the use of the real properties and assets including, without limitation, underground storage tanks, and the operations of Sellers' business including, without limitation, past or present treatment, storage, disposal or release of any or all petroleum products, and any or all Hazardous Substances (as such term is hereinafter defined) into the environment (hereinafter the "Environmental Permits"), have been obtained or filed and to Sellers' knowledge, the Environmental Permits will be timely renewed and complied with, without material expense, and that any additional Environmental Permits that may be required will be timely obtained and complied with, without material expense;

                  (iii) all Hazardous Substances generated at or in connection with the real properties and operations of Sellers' business have been transported and otherwise handled, treated, and disposed of in compliance with all applicable Environmental Laws;

                  (iv) no Hazardous Substances have been disposed of or otherwise released, handled or stored by Sellers on or to (aa) the real properties on which the operations of Sellers' business are conducted or (bb) elsewhere in violation of applicable Environmental Laws.

                  (b) "Environmental Laws" shall mean any and all applicable laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirement (including, without limitation, common law) of any foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety.

                  (c) "Hazardous Substances" shall mean any petroleum products, asbestos, radioactive material, or hazardous, acutely hazardous, or toxic substance or waste defined and regulated as such under Environmental Laws, including without limitation the Federal Comprehensive Environmental Response, Compensation and Liability Act and the Federal Resource Conservation and Recovery Act.

                  (d) Except as disclosed on Schedule 2.19, no notice of any violation of any Environmental Laws has been received by any Seller concerning the real properties of or used by Sellers and to Sellers' knowledge there are no existing or pending requirements of any governmental authority relating to environmental matters requiring any remedial action or other work, repairs, construction or capital expenditures with respect to real properties. No Seller has been named as a "potentially responsible party" in connection with any litigation, investigation or similar matter, and no Seller knows of any matter in which any Seller may be so named.

                  (e) Except as set forth in Schedule 2.19, there is not located in, on or under the real properties owned or used by Sellers' business (1) electrical transformers or other equipment containing PCBs, (2) underground storage tanks, whether or not regulated under the Resources Conservation Recovery Act, (3) to Sellers' knowledge, urea-formaldehyde foam insulation, or
(4) asbestos in friable form.

                  SECTION 2.20 LEASES AND CONTRACTS.

                  (a) Schedule 2.20 hereto sets forth a complete and accurate list of all contracts, agreements, purchase orders, leases, subleases, options and commitments, oral or written, and all assignments, amendments, schedules, exhibits and appendices thereof, involving net book value amounts in the aggregate in excess of Five Thousand Dollars ($5,000.00) or which are otherwise material to the business, affecting or relating to any asset, the business, or any interest therein, to which any Seller is a party or by which any Seller or the Assets is bound or affected, including without limitation, service contracts, management agreements, equipment leases, leases of space and ground leases pertaining to any real estate (collectively the "Leases and Contracts" and individually a "Lease and Contract"). Except for Assumed Liabilities set forth on Schedule 1.2(c), all Leases and Contracts and all other obligations relating to the Assets and the business of Sellers shall be retained and paid or performed by Seller.

                  (b) Other than as described on Schedule 2.20, none of the Leases and Contracts has been modified, amended, assigned or transferred and each of the Leases and Contracts which are included in Assumed Liabilities is in full force and effect and is valid, binding and enforceable in accordance with its respective terms on each party thereto.

                  (c) Other than as described on Schedule 2.20, no event or condition has happened or presently exists which constitutes a default or breach or, after notice or lapse of time or both, would constitute a default or breach by any party under any of the Leases and Contracts which are part of the Assumed Liabilities, and Sellers shall do no act nor omit to do any act which would cause such a default or breach. There are no counterclaims or offsets under any of the Leases and Contracts which are part of the Assumed Liabilities.

                  (d) There does not exist, and between the date hereof and the Closing Date Sellers will not grant or suffer, any security interest, lien, encumbrance, mortgage or claim of others created or suffered to exist on any interest created under any of the Leases or Contracts which are part of the Assumed Liabilities.

                  (e) None of the Leases or Contracts shall be amended in any material respect between the date hereof and the Closing Date without the prior written consent of Purchaser.

                  (f) Except as identified on Schedule 2.20 hereto, none of the Leases and Contracts is: (1) a capitalized lease within the meaning of generally accepted accounting principles; or (2) a lease with a remaining term of one (1) year or more from Closing and which cannot be canceled within thirty (30) days at the option of Seller without penalty.

                  (g) Other than as described on Schedule 2.20, the assignment to Purchaser of the Leases and Contracts constituting the Assumed Liabilities will not cause a default under, alter or terminate any of the Leases and Contracts, and such assignment will confer all Sellers' rights thereunder to Purchaser except for those consents described on Schedule 2.20 not received by the Closing Date which were waived by Purchaser in writing. Other than as set forth on Schedule 2.20 hereto, the assignment to Purchaser of the Leases and Contracts constituting the Assumed Liabilities does not require any consents.

                  (h) Any leases of space or real property to third parties are set forth or described (if they are oral) on Schedule 2.20. Each of such third party leases is in full force and effect and in each case free and clear of all Liens and free from defaults and events which with the passage of time or notice or both would constitute a default (by landlord or tenant thereunder). Neither Seller has transferred, assigned, hypothecated, pledged or encumbered any of its rights under any of such leases. Except as set forth on Schedule 2.20, (i) none of the third party leases grant any options or other rights to the tenant thereunder to purchase any real property interest of Sellers, and (ii) no person has any option, right of possession or interest of any kind in or to any real property interest of Sellers. Sellers have no outstanding obligations under any of such leases including without limitation any obligations to make any repairs or improvements or renovations (whether such repairs or improvements or renovations are to be made prior to or after the Closing Date). There are no outstanding negotiations with any such lessees regarding any matter relating to the leased space.

                  SECTION 2.21 EMPLOYEES. Except as provided on Schedule 2.21 Sellers have no employment agreements with their employees and all such employees are employed on an "at will" basis. Sellers intend to terminate all of their employees at closing. Except for the liabilities assumed by Purchaser hereunder pursuant to Section 1.1(d) above and the covenant contained in Section
4.17 herein, Sellers and Huffy shall be jointly and severally responsible for, and shall jointly and severally indemnify and hold harmless Purchaser from and against any and all claims of Sellers' employees, and Sellers and Huffy shall retain sole responsibility for and fully and timely pay all salaries, wages and benefits (including long-term disability and payroll taxes) that have accrued to their employees through the Closing Date (whether or not such amounts are payable prior to the Closing Date).

                  SECTION 2.22 LABOR MATTERS. Other than as described on
Schedule 2.22 hereto, Sellers are not parties to any labor contract, collective bargaining agreement, contract, letter of understanding (or to Sellers' knowledge any other agreement, formal or informal) with any labor union or organization which obligates Sellers to compensate their employees at prevailing rates or union scale, nor are any of their employees represented by any labor union or organization. Other than as set forth on Schedule 2.22, there is no pending, or to Sellers' knowledge, threatened labor dispute, work stoppage, unfair labor practice complaint, strike, administrative, arbitration or court proceeding or order between Sellers and any present or former employees of Sellers or affecting the Sellers or the business. There have been no labor union organizing activities at Sellers' facilities within the last three (3) years except as described on Schedule 2.22. Sellers have provided to the Purchasers true, correct and complete copies of the executed collective bargaining agreements, including true, correct and complete copies of any and all written modifications and interpretations thereof and descriptions of any and all oral modifications and interpretations thereof. No representations have been made to Huffy, Sellers or their employees or agents to employees of Sellers with respect to the Purchaser's intentions to employ, or not to employ, Sellers' employees.

                  SECTION 2.23 WARN ACT. As of the date hereof Sellers have not taken any action so as to require any compliance under the Worker Adjustment and Retraining Notification Act ("WARN"). Sellers shall comply with their obligations under the Act and, if applicable, make the appropriate notifications thereunder sixty (60) or more days prior to the Closing Date. Huffy and Sellers shall be solely liable and responsible for any debt, obligation, contribution or other liability arising from any failure by Sellers to comply fully with their WARN obligations.

                  SECTION 2.24 EMPLOYEE BENEFIT PLANS. (a) Schedule 2.24 hereto contains a correct and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including multiemployer plans within the meaning of Section 3(37) of ERISA)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements relating to the employees of Sellers, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated in this Agreement or otherwise), whether formal or informal, oral or written, under which any employee or former employee of the Sellers has any present or future right to benefits or under which the Sellers have any present or future liability. All such plans, agreements, programs, policies and arrangements are referred to collectively as "Sellers' Plans".

                  (b) The Sellers have delivered, or made available, to Purchaser a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) of each Sellers' Plan and, to the extent applicable and in existence, with respect to each Sellers' Plan, (i) any related trust agreement, annuity contract or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description and other written communications (or a description of any oral communications) by a Seller to its employees concerning the extent of the benefits provided under a Sellers' Plan; and (iv) for the three most recent years (A) the Form 5500 and attached schedules; (B) audited financial statements; and (C) attorney's response to an auditor's request for information.

                  (c) Each Sellers' Plan has been administered and is substantially in compliance with the terms of such Plan and all applicable laws and no event or condition exists is likely to arise by virtue of the transaction contemplated by this Agreement, with respect to any Sellers' employee or any Sellers' Plans which could reasonably be likely to result in any liability to Purchaser.

                  (d) Except for the liabilities assumed by Purchaser hereunder pursuant to Section 1.1(d) above, Purchaser shall not be liable and not be responsible for any debt, obligation, contribution, responsibility, withdrawal liability or other liability of Sellers or Huffy or both under any Employee Benefit Plans.

                  SECTION 2.25 BROKERS' FEE. Other than Paine Webber Incorporated, whose fee will be paid in full by Sellers, Sellers have not employed and are not liable for the payment of any fee to any finder, broker, consultant or similar person in connection with the transactions contemplated by this Agreement.

                  SECTION 2.26 RECEIVABLES. The accounts receivable and other receivables being sold pursuant to this Agreement (collectively, "Receivables") of Sellers arose from bona fide transactions in the ordinary course of business. Other than ordinary course adjustments not material in the aggregate, no counterclaims or offsetting claims with respect to presently outstanding Receivables are pending or, to the knowledge of Sellers, threatened.

                  SECTION 2.27 INSURANCE. Schedule 2.27 hereto sets forth a complete and accurate list of Sellers' insurance maintained on their respective properties and assets (including the Assets) and with respect to their respective employees and representatives and business and which, in the reasonable judgment of Sellers, covers risks customarily insured by businesses similar to the business of Sellers.

                  SECTION 2.28 GOVERNMENTAL LICENSES, PERMITS AND RELATED APPROVALS. Except as set forth on Schedule 2.28 hereto, Sellers have all licenses, permits, consent, approvals, authorizations, qualifications and orders of governmental authorities required for the conduct of its business as presently conducted.

                  SECTION 2.29 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since February 1, 1997 and except as otherwise disclosed herein or set forth in
Schedule 2.29 hereto, there has not been (i) any material adverse change in the condition (financial or otherwise), results of operations, Assets, properties, business or prospects of Sellers taken as a whole, (ii) any material damage, destruction or loss relating to the business or assets of Sellers, whether or not insured, (iii) any liability created or incurred which Purchaser will assume hereunder pursuant to this Agreement other than liabilities created or incurred in the ordinary course of business and in amounts not unusual in respect of the business of Sellers as customarily conducted, (iv) any material Lien created on any Asset, (v) any material capital expenditures or commitment to make any such expenditures with respect to the Assets or as to which Purchaser will become obligated after the Closing pursuant to Section 1.2 of this Agreement, (vi) any condemnation proceedings commenced with respect to any Asset or notice received by Seller as to the proposed commencement of any such proceedings, (vii) any rights of substantial value knowingly waived with respect to the Assets or the business of Sellers or (viii) any sale or transfer of any Assets other than dispositions in the ordinary course of business. Since February 1, 1997, other than acts relating to the transactions contemplated by this Agreement, the business of Sellers has been conducted in all significant respects only in the ordinary course, consistent with past practice.

                  SECTION 2.30 RECALLS. Schedule 2.30 hereto sets forth a complete and accurate summary of each consumer corrective action, recall or safety advisory on products designed or manufactured by Sellers since January 1, 1992, describing in each case the nature of the problem giving rise to such action, the number of products affected, and the aggregate costs incurred for each such action. Except as set forth on Schedule 2.30, to Sellers' knowledge, Sellers' products comply with all mandatory juvenile products standards and there is no notice regarding such products required to be given to any governmental or regulatory agencies regulating such products.

                  SECTION 2.31 PRODUCT LIABILITY CLAIMS. Schedule 2.31 hereto sets forth a complete and accurate summary of each Product Liability Claim (as defined below) in excess of $25,000 (including all legal fees) paid by Sellers or its insurance carriers during the past five years, and each outstanding Product Liability Claim in excess of $25,000 (including all legal fees). For purposes of this Section 2.31, the term "Product Liability Claim" shall mean any claim arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product sold or leased by Sellers.

                  SECTION 2.32 TAX MATTERS. (a) All Tax Returns required to be filed by Huffy or Sellers (or any of their predecessors) on or before the Closing Date have been or shall be timely filed and all Taxes which are due or which may be claimed to be due have been or shall be paid when due. There are no Liens upon any of the Assets in respect of Taxes except for Liens for current Taxes that are not yet due and payable. All Taxes required to be withheld by any Seller have been withheld and paid over to the appropriate Tax authority. Huffy and each Seller (or any predecessor of any of them) is not a party to and has not received any written notice with respect to any proposed or pending action by any governmental authority for assessment or collection of Taxes, nor is party to any dispute or, to their knowledge, threatened dispute in which an adverse determination of such action or dispute reasonably could be expected to result in a foreclosure of the Assets and no such claim for assessment or collection of Taxes has been made upon Huffy or any Seller.

                  (b) For purposes of this Agreement, (i) the term "Tax" or "Taxes" shall mean all income, gross receipts, gains, sales, use, employment, franchise, profits, excise, property, value added and other taxes, fees, stamp taxes and duties, assessments or charges of any kind, together with any interest and penalties, additions to tax or additional amounts imposed by any Tax authority with respect thereto, (ii) the term "Tax Returns" shall mean any and all returns, reports and information statements with respect to Taxes required to be filed with the Internal Revenue Service or other Tax authority, whether domestic or foreign, including, without limitation any and all consolidated, combined and unitary tax returns and (iii) the term "Tax authority" shall mean any authority having jurisdiction over Taxes.

                  SECTION 2.33 REAL PROPERTY. (a) Schedule 2.33 hereto sets forth a legal description of all Owned Real Property. Except for the Owned Real Property listed on said Schedule 2.33, Sellers do not own any real property or interest therein that is used in, held for use in or otherwise pertains to the business. Sellers have good and sufficient, valid, marketable and indefeasible title to the Owned Real Property, free and clear of any Liens. No Owned Real Property is in violation of any restrictive covenant, condition, restriction or limitation nor is any Owned Real Property in violation of any statute, code, ordinance, order, regulation, or requirement applicable to such Owned Real Property which would have a material adverse effect on the use of the Owned Real Property as currently utilized.

                  (b) Schedule 2.33 hereto is a correct and current list, by address, owner and usage, a true and complete list of all real property agreements (including any amendments thereto) pursuant to which Sellers lease, sublease or otherwise occupy any real property (the "Real Property Leases") which list is true and complete (including all amendments and supplements thereto) and copies of which have been furnished to Purchaser. Pursuant to the Real Property Leases, Sellers have validly existing and enforceable leasehold, subleasehold or occupancy interests in the property leased thereunder, in each case free and clear of all Liens and free from defaults and events which with the passage of time or notice or both would constitute a default. The Real Property Lease is in full force and effect and is a valid and binding obligation of each of the parties in accordance with its terms. Except as set forth in
Schedule 2.33, the consummation of the transaction contemplated by this Agreement will not require any consent or approval of any landlord or sublandlord under any such Real Property Lease, result in any increase in rent or penalty to the party which is a tenant or subtenant thereunder or result in the early termination of any Real Property Lease. Sellers have not transferred, assigned, hypothecated, pledged or encumbered any of their rights or interest under any Real Property Lease. Sellers have not received any notice from any landlord or sublandlord or any other party of the termination of any Real Property Lease.

                  (c) There are (i) no outstanding contracts for any improvements to the Owned Real Property which have not been fully paid and (ii) no expenses of any kind (including brokerage and leasing commissions) pertaining to the Owned Real Property which have not been fully paid. Sellers have furnished Purchaser with copies of all recorded deeds, legal descriptions, surveys and owner's title policies for the Owned Real Property. Sellers have furnished Purchaser with all reports, and environmental and engineering or other studies prepared for Sellers since January 1, 1992 which primarily deal with the ownership, operation, maintenance or management of the Owned Real Property.

                  (d) Schedule 2.33 sets forth a true and complete list of all current agreements, including any amendments thereto (as amended, the "Development Agreements"), pursuant to which (i) any third party has been given the right (exclusive or otherwise) to develop any real property for Sellers or
(ii) Sellers have agreed to develop, construct or occupy in the future (whether by lease or other occupancy agreement) any real property. Except as set forth on
Schedule 2.33, each of the Development Agreements is in full force and effect and in each case free from defaults and events which with the passage of time or notice or both would constitute a default thereunder.

                  (e) Sellers have all permits and certificates of occupancy necessary to own or operate its Owned Real Property and Leased Real Property as such is currently being operated and used, and no such permits will be required, as a result of the consummation of the transaction contemplated by this Agreement, to be issued, modified or supplemented after the Closing in order to permit Sellers following the consummation of the transaction contemplated by this Agreement to continue to own or operate its Owned Real Property and Leased Real Property as such is currently being operated and used, other than any such permits which are ministerial in nature.

                  (f) There is no pending or, to Seller's knowledge, threatened condemnation, expropriation, eminent domain or other governmental taking of all or any part of any of the Owned Real Property or Leased Real Property and Sellers have not received any oral or written notice of any of the same.

                  (g) None of the Owned Real Property or Leased Real Property is subject to any contract or other restriction of any nature whatsoever (recorded or unrecorded) preventing or limiting Sellers' right to convey or use it as currently operated, as the case may be.

                  (h) All components of buildings, structures and other improvements included within the Owned Real Property and the Leased Real Property, including, but not limited to, the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking, and systems and facilities included therein, are in good working order and repair and free of structural defects.

                  (i) All Owned Real Property and Leased Real Property and the improvements thereon are supplied with the utilities necessary for the operation of such facilities as currently operated.

                  (j) Sellers have not received written notice of any special assessment relating to any Owned or Leased Real Property or any portion thereof, and Sellers have no knowledge of any pending or threatened special assessments.

                  SECTION 2.34 ENTIRE BUSINESS. On the Closing Date, Sellers will transfer to Purchaser all of the Assets used by Sellers in and necessary for the conduct by Purchaser of Sellers' business, except for the Assets excluded from purchase hereunder pursuant to Section 1.1(b).

                  SECTION 2.35 FULL DISCLOSURE. No representation or warranty made in this Agreement or any exhibit or schedule hereto and no statement or certificate or memorandum furnished or to be furnished to Purchaser pursuant hereto or in connection with the transactions covered hereby contains or will contain any untrue statement of a material fact, or omit any material fact, the omission of which would be misleading.

                                   ARTICLE III
                   PURCHASER'S REPRESENTATIONS AND WARRANTIES

                  Purchaser represents and warrants to Sellers and Huffy, their respective successors and assigns, that:

                  SECTION 3.1 ORGANIZATION. It is a corporation duly organized, existing and in good standing under the laws of Delaware.

                  SECTION 3.2 AUTHORITY. It has taken all necessary corporate action on its part as may be required under the laws of Delaware and under its Certificate of Incorporation and By-laws to authorize the execution, delivery and carrying out of this Agreement on its behalf.

                  SECTION 3.3 ENFORCEABILITY. This Agreement constitutes a valid and legally binding obligation of Purchaser enforceable in accordance with the terms hereof.

                  SECTION 3.4 BROKERS' FEE. Purchaser has not employed and is not liable for the payment of any fee to any finder, broker, government official, consultant or similar person in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IV
                            COVENANTS AND AGREEMENTS

                  SECTION 4.1 BULK SALES COMPLIANCE. The parties agree to waive compliance with any applicable bulk sales statutes with respect to the sale of the assets hereunder; provided, however, that notwithstanding anything to the contrary contained in this Agreement, Sellers will indemnify and hold Purchaser harmless from and against any and all liabilities, including liabilities for any Taxes, imposed upon, or asserted against Purchaser as a result of Sellers' noncompliance with any such bulk sales or bulk transfer laws.

                  SECTION 4.2 PRESERVATION OF BUSINESS AND ASSETS. From the date hereof until the Closing, Huffy and Sellers jointly and severally agree to use their best efforts and shall do or cause to be done all such acts and things as may be necessary to preserve, protect and maintain intact the Assets, and the business and operation of the Sellers' business as a going concern consistent with prior practice and in the ordinary course of business, to preserve, protect and maintain for Purchaser the goodwill of the business' customers, suppliers, employees, tenants and others having business relations with Sellers. Sellers shall continue to collect accounts receivable consistent with their past practices . Sellers shall provide Purchaser promptly with interim financial statements of Seller and any other management reports, as and when they are available. In the event there is any damage to or loss of any of the Assets (whether by fire, theft, vandalism or other cause or casualty) between the date hereof and the Closing Date, the Purchase Price shall be reduced by the amount necessary to repair the damage, which reduction shall be offset by any amounts paid by Sellers' insurance company assigned to Purchaser.

                  SECTION 4.3 CONDUCT OF BUSINESS. Without limiting the generality of Section 4.2, each of Sellers, jointly and severally, agree that, except as required or contemplated by this Agreement or otherwise consented to in writing by Purchaser, during the period commencing on the date hereof and ending on the Closing Date, it will:

                  (a) (i) maintain its books, accounts and records relating to Sellers' business in the usual, regular and ordinary manner, on a basis consistent with past practice, (ii) comply with all laws and contractual obligations applicable to Sellers and the conduct of the business and (iii) perform all of its material obligations relating to the business;

                  (b) not (i) make any capital expenditures, (ii) dispose of any of the fixed Assets owned by it, (iii) modify or change in any material respect or enter into or terminate any material contract relating to the business of Sellers; except in each case for such actions taken in the ordinary course of business and consistent with past practice; provided that the aggregate of such capital expenditures shall not exceed $1 million per month, (iv) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (v) upgrade its computer system without Purchaser's written consent;

                  (c) not make any change in its accounting policies from those applied in the preparation of the December 31, 1996 audited financial statements;

                  (d) not (i) permit or allow any of the Assets owned by it to become subject to any Liens or other security interest, (ii) waive any claims or rights relating to the business of Sellers, (iii) grant any increase in the compensation of any of Sellers' employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), except for reasonable increases in the ordinary course of business and consistent with past practice, or as a result of contractual arrangements or sales compensation plans existing on the date hereof or (iv) enter into any agreements giving rise to obligations on the part of Sellers with respect to the business in excess of $25,000 individually or $1,000,000 in the aggregate or otherwise not terminable by the parties upon 30 days' notice, except commitments to purchase raw materials and other trade obligations in the ordinary course of business and consistent with past practice;

                  (e)      maintain such insurance as is currently in effect;

                  (f) give Purchaser a copy of any notice received during the period from the date hereof to the Closing Date from any governmental or regulatory authority or any other person alleging any violation of any rule, regulation, law, order or ruling;

                  (g) not enter into any arrangement or transaction between, or with Huffy or any affiliate, officer, director or employee of Huffy or either Seller;

                  (h)      not amend its charter or bylaws;

                  (i) not declare, set aside or pay any dividends on, or make any other distributions in respect of its capital stock; and

                  (j) not enter into any contract or agreement that violates any of the foregoing.

                  SECTION 4.4 ACCESS TO BOOKS AND RECORDS. (a) From the date hereof until the Closing, Sellers shall give to Purchaser and to Purchaser's counsel, accountants, and other representatives, full access during normal business hours to all of Sellers' offices, properties, books, contracts, commitments, records and affairs relating to the Assets and to their business so that Purchaser may inspect and audit them (including, without limitation, a Phase I, Phase II, or such other environmental assessment as may be reasonably requested) and shall furnish to Purchaser a copy of all documents and information concerning the properties and affairs of the Assets as Purchaser may reasonably request. If any such books, records and materials are in the custody of third parties, Sellers shall direct such third parties to promptly provide them to Purchaser. Copies of documents furnished to Purchaser by Sellers will be returned to Sellers upon request if the transaction is not consummated.

                  (b) Following the Closing Date, Purchaser shall permit Huffy's and Sellers' representatives (including, without limitation, their counsel and auditors), during normal business hours, to have reasonable access to, and examine and make copies of all books and records of the Sellers' prior business which are transferred to Purchaser hereunder and which relate to transactions or events occurring prior to the Closing Date. For a period of seven (7) years after the Closing, Purchaser agrees that, prior to the destruction or disposition of any such books or records, Purchaser shall provide not less than forty-five (45) days nor more than ninety (90) days prior written notice to Sellers of such proposed destruction or disposal. If Sellers desire to obtain any of such documents, they may do so by notifying Purchaser in writing at any time prior to the date scheduled for such destruction or disposal. In such event, Purchaser shall not destroy such documents and the parties shall then promptly arrange for the delivery of such documents to Sellers, their successors or assigns. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by Sellers.

                  (c) Following the Closing Date, Sellers and Huffy shall permit Purchaser and its representatives (including, without limitation, its counsel and auditors), during normal business hours, to have reasonable access to, and examine and make copies of all books and records of Sellers and their affiliates relating to Sellers' business or the Assets, including tax records, which are retained by Sellers and Huffy and which relate to transactions or events contemplated by this Agreement occurring prior to the Closing Date. For a period of seven (7) years after the Closing, Sellers and Huffy agree that, prior to the destruction or disposition of any such books or records, Sellers and Huffy shall provide not less than forty-five (45) days nor more than ninety (90) days prior written notice to Purchaser of such proposed destruction or disposal. If Purchaser desires to obtain any such documents, it may do so by notifying Sellers and Huffy in writing at any time prior to the date scheduled for such destruction or disposal. In such event, Sellers and Huffy shall not destroy such documents and the parties shall then promptly arrange for the delivery of such documents to Purchaser, its successors or assigns. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by Purchaser.

                  (d) Following the Closing Date, Purchaser shall make available to Sellers and Huffy, to the extent reasonably practicable, such personnel and other technical assistance from Purchaser as Huffy and Sellers shall reasonably require to properly fulfill their indemnification obligations owed to Purchaser under Article X and the obligations set forth under Section 10.4(g) herein. All such personnel and other technical assistance furnished by Purchaser hereunder shall be at Huffy and Sellers' sole cost and expense, including all salary, benefits, cost and other expenses of the personnel and technical assistance provided.

                  (e) Following the Closing Date, Sellers and Huffy shall make available to Purchaser, to the extent reasonably practicable, such personnel and other technical assistance from Sellers and Huffy as Purchaser shall reasonably require to properly fulfill its indemnification obligations owed to Sellers and Huffy under Article X and the obligations set forth under Section 10.4(g) herein. All such personnel and other technical assistance furnished by Sellers and Huffy hereunder shall be at Purchaser's sole cost and expense, including all salary, benefits, cost and other expenses of the personnel and technical assistance provided.

                  SECTION 4.5 CONFIDENTIALITY. Huffy, each Seller and the Purchaser covenant and agree that they will not, and they will cause their principals, affiliates, officers and other personnel and authorized representatives not to, use information concerning another party's business, properties and personnel received in the course of negotiating this Agreement and investigation in connection with this transaction and will hold such information (and will cause the aforesaid persons to hold such information) in confidence until such information otherwise becomes publicly available or as may be required by applicable law. In the event of the termination of this Agreement, each party will deliver to the other any copies of nonpublic documents furnished it by the other.

                  SECTION 4.6 HART-SCOTT-RODINO FILING. The parties hereto shall timely and promptly make all filings which may be required by them in connection with the consummation of the transactions contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Antitrust Improvements Act"). The parties shall furnish to each other all necessary information and assistance as may be reasonably requested in connection with the preparation of any necessary filings or submissions to any governmental agency, including, without limitation, any filings necessary under the provisions of the Antitrust Improvements Act. The parties shall provide each other with the opportunity to make copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between them or their representatives, on the one hand, and the Federal Trade Commission ("FTC"), the Antitrust Division of the United States Department of Justice (the "Antitrust Division") or members of their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated hereby. Purchaser shall pay the Antitrust Improvements Act filing fee.

                  SECTION 4.7 EXPENSES. Except as otherwise set forth herein, without regard to whether the sale contemplated herein is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. The foregoing shall not affect the legal right of any party to recover expenses pursuant to any breach of this Agreement.

                  SECTION 4.8 SHAREHOLDER COMMUNICATION. From and after the date hereof, except as required by law, any government agency or the New York Stock Exchange, or similar entity, neither Huffy, Sellers nor Purchaser will, with respect to the transactions contemplated hereby, issue any press release or make any public statements or mail any communications or letters to their respective stockholders generally (except, in the case of Huffy, its annual and quarterly reports and annual meeting materials to stockholders, and in the case of Purchaser, its annual and quarterly reports and annual meeting materials to stockholders) without the prior approval of the other party and its counsel.

                  SECTION 4.9 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to, using its reasonable best efforts to obtain all necessary waivers, consents, authorizations and approvals of or exemptions by any governmental authority, self-regulatory authority or third party, and effecting all necessary registrations and filings; provided, however, that in no event shall Purchaser be required to provide any undertakings or comply with any condition imposed by the FTC or the Antitrust Division that, in its good faith judgment, would diminish Purchaser's rights under this Agreement or adversely affect its, or any of its affiliate's business, results of operations or prospects. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the parties, as the case may be, shall promptly take all such necessary action. Where the consent of any third party is required under the terms of any of the leases or contracts to be assumed by Purchaser hereunder, the Seller which is a party to such lease or contract will take all reasonable and necessary steps to obtain such consent on terms and conditions not materially less favorable than as in effect on the date hereof or to otherwise provide Purchaser with the benefits of such leases or contracts. The costs incurred in connection with the obtaining of such consents shall be the responsibility of Sellers. Sellers and Purchaser shall cooperate fully with each other to the extent reasonably required to obtain such consents. Notwithstanding anything to the contrary set forth in this Agreement, to the extent that any consent or approval is not obtained with respect to any lease, contract or any other agreement as contemplated above, this Agreement shall not constitute an assignment or an attempted assignment thereof. In each such case, Sellers agree to cooperate with Purchaser in any reasonable arrangement designed to (i) provide for Purchaser the benefits under any such lease, contract or agreement, including enforcement at the cost and for the account of Purchaser or any and all rights of Purchaser against the other party or otherwise and (ii) insure performance by Purchaser of Sellers' obligations thereunder to the extent Purchaser receives such benefits. Notwithstanding any other provision of this Agreement (including Section 1.2(a)), to the extent that such arrangement cannot be made, Purchaser shall not have any obligation with respect to any such lease, contract or agreement.

                  SECTION 4.10 CUSTOMER SERVICE. Commencing on the Closing Date, Purchaser shall administer on behalf of Sellers all warranty claims associated with products sold by Sellers prior to the Closing Date (including finished goods in inventory on the Closing Date), in accordance with the terms of the express warranties accompanying such products or made by Sellers or otherwise consistent with Sellers' past practice in connection with sales of such products. Sellers shall have full responsibility for, and shall reimburse the Purchaser for, all reasonable out-of-pocket costs and expenses (including material and labor costs) attributable to or incurred in connection with the administration of such warranty claims.

                  SECTION 4.11 CLOSING CONDITIONS. Except as otherwise set forth herein, each of the parties hereto will use its reasonable efforts to cause the conditions set forth in Articles VI and VII to occur; provided, however, this provision shall not require any party to waive any condition.

                  SECTION 4.12 NOTIFICATION. Sellers shall promptly notify Purchaser of, and furnish Purchaser any information Purchaser may reasonably request, and keep Purchaser advised of, the occurrence of any event or condition or the existence of any fact that would cause any of the conditions to Purchaser's obligations to consummate the transactions contemplated by this Agreement not to be fulfilled, including, but not limited to the occurrence of
(i) any litigation or administrative proceeding pending or, to the knowledge of Sellers, threatened against Sellers or Huffy which could, if adversely determined, have a Material Adverse Effect; (ii) any material damage or destruction of any of the Assets; and (iii) any material adverse change in the condition (financial or other), results of operations, assets, business or prospects of Sellers taken as a whole.

                  SECTION 4.13 NO SHOPPING. Huffy and Sellers shall not and shall not permit any of their agents, representatives (including, without limitation, investment bankers, attorneys and accountants), officers, employees, or any other affiliates to, directly or indirectly, (i) solicit, initiate or encourage the submission of any inquiries, indications of interest, proposals of offers from any corporation, partnership, person, entity or group, other than Purchaser (collectively, "Third Parties"), concerning the sale of any of the assets of Sellers or any of their subsidiaries (other than Inventory in the ordinary course of business), or any equity security of, or any other interest in, Sellers or any subsidiary of Sellers, or any merger, recapitalization or other business combination transaction involving Sellers or any of their subsidiaries (an "Acquisition Proposal"), (ii) participate in any discussions or negotiations regarding, or enter into any agreements of understandings relating to, any of the foregoing with, or provide any information concerning Sellers, its subsidiaries or any of the foregoing to, any Third Parties including any Third Parties that Huffy or Sellers had conducted negotiations with prior to the date of this Agreement, or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to do or seek any of the foregoing. Prior to the Closing, at Purchaser's request, Huffy shall use its best efforts to cause the destruction or return of all non-public, confidential or proprietary information concerning the operations of Sellers provided to potential purchasers of the Company or the assets thereof. Huffy or Sellers will immediately notify Purchaser after the receipt by either of them or any of their agents of any inquiry, indication of interest, proposal or offer with respect to an Acquisition Proposal by any Third Party and will immediately deliver to Purchaser any written documentation relating thereto.

                  SECTION 4.14 AFFILIATED TRANSACTIONS. Except as set forth in
Schedule 4.14 hereto, Huffy and Sellers shall terminate any transactions or agreements between Sellers, on the one hand, and any officers, directors, employees or affiliates of either Seller, on the other hand.

                  SECTION 4.15 ASSIGNMENT OF CONFIDENTIALITY AGREEMENTS. At the Closing, Sellers shall assign to Purchaser its rights with respect to the confidentiality of information related to the business of Sellers executed by each of the prospective purchasers who received such information.

                  SECTION 4.16 INSURANCE MATTERS. Sellers shall add Purchaser as an additional insured on Seller's insurance policies which are currently in effect ("Seller's Insurance Policies"). To the extent that any of Seller's Insurance Policies, cover any loss, liability, damage or claim relating to the Business arising out of occurrences prior to the Closing Date, Sellers shall cooperate with Purchaser in submitting such claims (or pursuing claims previously made).

                  SECTION 4.17 EMPLOYEE MATTERS. Purchaser shall offer employment, commencing on the Closing Date, at such salary, compensation levels and terms and conditions as Purchaser may determine, to all salaried and hourly employees employed by Sellers. For purposes of this Section 4.17, any person on short-term disability, vacation or leave of absence with a definite date of return (a "Return Date") shall be considered offered employment as set forth in this Section; but any person on long-term disability, layoff or on a leave of absence with no prior agreement or understanding to return to employment with Sellers at the end of such disability, layoff or leave shall not be considered offered employment; provided however that Sellers and Huffy shall retain sole responsibility for and fully and timely pay all benefits and other amounts payable with respect to any person on long-term disability, layoff or on a leave of absence prior to their Return Date. Seller shall be responsible for providing the continuation of health, dental and prescription drugs as required by COBRA to any individual on COBRA on the Closing Date or eligible for COBRA coverage on the Closing Date.

                  SECTION 4.18 GRANT OF LICENSE. Huffy hereby grants to Purchaser a limited license to use the names "Huffy" or "a Huffy Company", on all of Sellers' packaging, catalogs, labeling and other written materials containing such names which are sold to Purchaser on the Closing Date. Purchaser shall have the right to use all such materials containing such names until all such materials are fully depleted or until the twelve month anniversary of the Closing Date, whichever date occurs first. Purchaser shall not have the right or license to reorder any new materials containing such names or otherwise use the trademark, "Huffy."

                  Huffy shall have the right to inspect Purchaser's packaging materials utilizing its name to determine and ensure that its name is being used in the same manner, and in accordance with the same standards that Sellers are using it prior to the Closing Date. Purchaser shall indemnify Huffy, in accordance with Sections 1.2(b) and 10.3 hereof, for any liability, cost or other expense arising out of Purchaser's use of its name hereunder.

                                    ARTICLE V
                                   THE CLOSING

                  SECTION 5.1 If all of the conditions to Closing set forth in Articles VI and VII hereof are satisfied, the Closing shall take place on the third business day after the satisfaction of all such conditions or at such time and place as the parties may mutually agree (the "Closing Date").

                                   ARTICLE VI
                          SELLERS' CONDITIONS TO CLOSE

         The obligations of Sellers under Article VIII of this Agreement shall, at the option of Sellers (which may be waived specifically in writing by Sellers in whole or in part) be subject to the satisfaction on or prior to Closing, of the following conditions:

                  SECTION 6.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING; COMPLIANCE WITH AGREEMENT. The representations and warranties of Purchaser contained in this Agreement (including the Schedules and Attachments hereto) or in any certificate or document delivered to Sellers pursuant hereto), shall be deemed to have been made again at the Closing Date and shall then be true in all respects; and Purchaser shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

                  SECTION 6.2 REGULATORY APPROVALS. Any applicable waiting period required by Hart-Scott-Rodino Antitrust Improvements Act shall have expired and no other review, approval or any other action of the Federal Trade Commission or the Antitrust Division of the United States Department of Justice shall be required in order to consummate the transactions contemplated hereby.

                  SECTION 6.3 NO ACTION/PROCEEDING. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transaction herein contemplated, and no governmental agency or body shall have taken any other action or made any request of Huffy or Sellers or Purchaser as a result of which Huffy and Sellers reasonably and in good faith deem that to proceed with the transactions hereunder may constitute a violation of law.

                  SECTION 6.4 COMPLIANCE WITH ARTICLE IX. The Purchaser shall have made to the Sellers the deliveries required by Article IX.

                  SECTION 6.5 OTHER PROHIBITING TRANSACTION. No order shall have been entered in any action or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court shall have been issued, which would have the effect of (a) making the transactions contemplated by this Agreement illegal, (b) otherwise preventing consummation of such transactions, or (c) imposing material limitations on the ability of Purchaser effectively to acquire and hold Assets, or, in either case, to exercise rights of ownership pursuant thereto. There shall have been no United States federal or state statute, rule or regulations enacted or promulgated after the date of this Agreement that would reasonably, directly or indirectly, result in any of the consequences referred to in this Section.

                                   ARTICLE VII
                         PURCHASER'S CONDITIONS TO CLOSE

         The obligations of Purchaser under Article IX of this Agreement are, at the option of Purchaser (which may be waived specifically in writing by Purchaser in whole or in part) subject to the satisfaction on or prior to Closing of the following conditions:

                  SECTION 7.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING; COMPLIANCE WITH AGREEMENT. The representations and warranties of Sellers and/or Huffy contained in this Agreement (including the Schedules and Attachments hereto) or in any certificate or document delivered to Purchaser pursuant hereto, shall be deemed to have been made again at the Closing Date and shall then be true in all respects; and Sellers shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing Date.

                  SECTION 7.2 NO LOSS, DAMAGE OR DESTRUCTION. In the event there is any damage to or loss of any of the Assets (whether by fire, theft, vandalism or other cause or casualty), the terms of Section 4.2 shall have been complied with to the satisfaction of Purchaser.

                  SECTION 7.3 NO MATERIAL ADVERSE CHANGE. Since February 1, 1997 there shall not have been any material adverse change in the condition (financial or otherwise), results of operations, assets, properties, business or prospects of the business of Sellers.

                  SECTION 7.4 REGULATORY APPROVALS. Any applicable waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act shall have expired, and no other review, approval or other action of the Federal Trade Commission or the Antitrust Division of the United States Department of Justice shall be required in order to consummate the transactions contemplated hereby, and any other permit, license, authorization, consent, approval or order required by any other governmental authority shall have been obtained.

                  SECTION 7.5 NO ACTION/PROCEEDING. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transaction herein contemplated, and no governmental agency or body shall have taken any other action or made any request of Huffy or Sellers or Purchaser as a result of which Purchaser reasonably and in good faith deems that to proceed with the transactions hereunder may constitute a violation of law.

                  SECTION 7.6 COMPLIANCE WITH ARTICLE VIII. The Sellers shall have made to the Purchaser the deliveries required by Article VIII.

                  SECTION 7.7 OTHER PROHIBITING TRANSACTION. No order shall have been entered in any action or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court shall have been issued, which would have the effect of (a) making the transactions contemplated by this Agreement illegal, (b) otherwise preventing consummation of such transactions, or (c) imposing material limitations on the ability of Purchaser effectively to acquire and hold Assets, or, in either case, to exercise rights of ownership pursuant thereto. There shall have been no United States federal or state statute, rule or regulations enacted or promulgated after the date of this Agreement that would reasonably, directly or indirectly, result in any of the consequences referred to in this Section.

                  SECTION 7.8 ENVIRONMENTAL DILIGENCE. Purchaser shall have received an environmental assessment report in form and substance reasonably satisfactory to Purchaser with respect to the environmental hazards, conditions, liabilities or potential liabilities to which Sellers, and the properties currently or formerly owned, leased or operated by Sellers or their subsidiaries may be subject, provided that in the event the environmental assessment report is not in form and substance reasonably satisfactory to Purchaser, Purchaser will agree to waive this condition, if, in its discretion, it is satisfied with Sellers' agreement to remediate the conditions raised in such report.

                  SECTION 7.9 LIEN SEARCH. Purchaser shall have received satisfactory results of Lien searches with respect to the Assets.

                  SECTION 7.10 SUBLEASE AGREEMENT. The Sublease Agreement in the form attached hereto as Exhibit A, or in a form otherwise satisfactory to Purchaser, shall have been executed by Sellers and the Selco Service Corporation, or other Lessor with respect to the Thornton, Colorado facility.

                  SECTION 7.11 UNION AGREEMENTS. The amendment to that certain agreement captioned "Agreement between Gerry Baby Products Company and U.N.I.T.E. Union of Needletrades, Industrial and Textile Employees, AFL-CIO-CLC, Chicago and Central States Joint Board, Rocky Mountain District Joint Board, Local #1156C, AFL-CIO-CLC dated January 31, 1996" (the "Collective Bargaining Agreement") providing for the wage reductions set forth in Schedule 7.11 shall have been executed by the parties thereto and shall be a valid and binding obligation of the parties thereto. The Union Assumption Agreement in the form attached hereto as Exhibit B, or in a form otherwise satisfactory to Purchaser, shall have been executed by the labor organizations that are parties to the Collective Bargaining Agreement, and such Union Assumption Agreement shall be a valid and binding obligation on the union and its membership.

                                  ARTICLE VIII
                        OBLIGATIONS OF SELLERS AT CLOSING

         At Closing, Sellers shall deliver or cause to be delivered to Purchaser the following in a form and substance reasonably satisfactory to Purchaser:

                  SECTION 8.1 DOCUMENTS RELATING TO TITLE. Sellers shall execute, acknowledge, deliver and cause to be executed, acknowledged and delivered to Purchaser:

                  (a) Deeds, bills of sales and assignments, in form and substance satisfactory to Purchaser and sufficient to convey to Purchaser good, valid and marketable fee simple title to all Assets free and clear of all liens, mortgages, pledges, encumbrances, security interests, covenants, easements, rights of way, equities, options, rights of first refusal restrictions, special tax or governmental assessments, defects in title, encroachments and other burdens, except for exceptions permitted by Purchaser.

                  (b) An assignment to Purchaser of all of Sellers' rights and interests in, to and under each Lease of personal property and Contract constituting an Assumed Liability.

                  (c) General Warranty Deeds (or equivalent) in recordable form and substance satisfactory to Purchaser and sufficient to convey to Purchaser all of Seller's interest in the Owned Real Property free and clear of all liens, mortgages, pledges, encumbrances, security interests, covenants, easements, rights of way, equities, options, rights of first refusal, restrictions, special tax or governmental assessments, defects in title, encroachments and other burdens, except for exceptions permitted by Purchaser.

                  (d) An Affidavit of Non-Foreign Status as required by the Foreign Investment and Real Property Tax Act ss.1445(b)(2), as amended.

                  (e) Such other documents as Purchaser may reasonably request to facilitate the transfer of the Owned Real Property and Purchaser's obtaining title insurance insuring Purchaser's title in and to the Owned Real Property.

                  SECTION 8.2 POSSESSION. Sellers shall deliver to Purchaser full possession and control of the Assets.

                  SECTION 8.3 OPINION OF SELLERS' COUNSEL. Sellers shall deliver to Purchaser the favorable opinion of counsel for Sellers, dated as of the Closing Date, in a form reasonably satisfactory to Purchaser.

                  SECTION 8.4 CORPORATE GOOD STANDING AND CORPORATE RESOLUTION. Sellers shall deliver to Purchaser Certificates of Good Standing from the secretaries of states of organization for Sellers, together with a certified copy of the resolutions of the Board of Directors of Huffy Corporation and Sellers, and of the sole stockholder of Sellers, authorizing the execution, delivery and consummation of this Agreement and the execution, delivery and consummation of all other agreements and documents executed in connection herewith by them, including all deeds, bills of sale and other instruments required hereunder and certified by officers of the respective entities to be validly adopted and in full force and effect and unamended as of Closing.

                  SECTION 8.5 CLOSING CERTIFICATE. Huffy and Sellers shall deliver to Purchaser certificates of executive officers of Huffy and Sellers, dated as of Closing, certifying that (a) each covenant and obligation of Sellers has been complied with by Sellers in all material respects, and (b) each representation and warranty of Sellers is true and correct on the Closing as if made on and as of the Closing.

                  SECTION 8.6 THIRD PARTY CONSENTS. Sellers shall deliver to Purchaser any consents, approvals and authorizations of third parties which are necessary in the reasonable opinion of Purchaser for the execution, delivery and consummation of this Agreement and the operation of the business after the Closing Date as currently conducted by Sellers, including without limitation, those necessary for the assignment of the Leases and Contracts included in the Assumed Liabilities.

                  SECTION 8.7 ADDITIONALLY REQUESTED DOCUMENTS; POST CLOSING ASSISTANCE. At the reasonable request of Purchaser at the Closing Date and at any time or from time to time thereafter, Huffy and Sellers shall cooperate with Purchaser to put Purchaser in actual possession and operating control of the Assets, execute and deliver such further instruments of sale, conveyance, transfer and assignment, as Purchaser may reasonably request in order to effectively sell, convey, transfer and assign the Assets to Purchaser, to execute and deliver such further instruments and to take such other actions as Purchaser may reasonably request to release Purchaser from all obligation and liability with regard to any obligation or liability retained by Sellers.

                                   ARTICLE IX
                       OBLIGATIONS OF PURCHASER AT CLOSING

         At Closing, Purchaser shall deliver or cause to be delivered to Sellers the following in a form and substance reasonably satisfactory to Sellers:

                  SECTION 9.1 PURCHASE PRICE. Purchaser shall deliver to Sellers cash or other immediately available funds in the aggregate amount of the Purchase Price specified herein.

                  SECTION 9.2 CORPORATE GOOD STANDING AND CERTIFIED BOARD RESOLUTIONS. Purchaser shall deliver to Sellers a certificate of Good Standing from the secretary of the state of organization for the Purchaser and a certified copy of the resolutions of the Board of Directors of the Purchaser approving this Agreement and consummation of the transactions intended hereby.

                  SECTION 9.3 ASSUMPTION OF LIABILITIES. Purchaser shall assume and covenant to fully perform and comply with all of the Assumed Liabilities pursuant to the form of Assumption Agreement attached hereto as Exhibit C.

                  SECTION 9.4 CLOSING CERTIFICATE. Purchaser shall deliver to Sellers a certificate of officers of the Purchaser, dated as of Closing, certifying that (a) each covenant and condition precedent of Purchaser has been complied with by Purchaser in all material respects and (b) each representation and warranty of Purchaser is true and correct on the Closing as if made on and as of the Closing.


                                    ARTICLE X
                   INDEMNIFICATION AND SURVIVAL OF PROVISIONS

                  SECTION 10.1 SURVIVAL. The covenants and agreements contained in this Agreement and any agreements, certificates or other instruments delivered pursuant to this Agreement, shall survive the Closing and remain in full force and effect. The representations and warranties set forth in Articles II and III shall survive the Closing and remain in full force and effect until the second anniversary of the Closing Date; provided, that the representations and warranties set forth in Sections 2.19 and 2.24 shall survive for three years and the representations and warranties contained in Sections 2.1, 2.2, 2.6, 3.1,
3.2 and 3.3 or which otherwise relate to title of the Assets shall survive indefinitely and the representations and warranties contained in Section 2.32 shall survive for the statute of limitations period and any extensions thereof.

                  SECTION 10.2 SELLERS' INDEMNIFICATION OBLIGATION. Huffy and Sellers shall, jointly and severally, indemnify and hold Purchaser and its Affiliates, and their successors and assigns, harmless from and against, and in respect of:

                  (a) all obligations and liabilities of Sellers or any of its Affiliates, whether accrued, absolute, fixed, contingent or otherwise, not assumed by Purchaser pursuant to the Assumption Agreement or under any other agreement executed and delivered by the parties in furtherance of the transactions described herein;

                  (b) any claim, cost, loss, liability, settlement, judgment, charge, fee, expense (including any reasonable attorneys', accountants' or other experts' fee or expense) or damage (collectively, "Damages") incurred or sustained by Purchaser or its Affiliates as a result of any inaccuracy or breach of any representation or warranty by Sellers or Huffy contained herein or under any other agreement executed and delivered by the parties in furtherance of the transactions described herein; provided, however, that (i) Sellers and Huffy shall be required to indemnify Purchaser or its Affiliates pursuant to this clause (b) for any such breaches or inaccuracies only to the extent that the aggregate Damages resulting from such breaches or inaccuracies to Purchaser or its Affiliates exceed $1,500,000, (ii) Purchaser and its Affiliates shall not make any claim against Sellers or Huffy which individually (or in the aggregate with respect to related claims, including but not limited to, corrective actions, recalls and other related actions) does not exceed $20,000 (such claims that do not meet the threshold shall still be applied against the $1,500,000 aggregate basket and such aggregate minimum claim threshold shall not act as a deductible) and (iii) any claim for indemnification under this clause (b) must be made in writing in reasonable detail to Sellers or Huffy not later than the expiration of the applicable survival period specified in Section 10.1;

                  (c) any Damages incurred or sustained by Purchaser or its Affiliates as a result of a breach by Sellers or Huffy of any covenant or other agreement contained herein or under any other agreement executed and delivered by the parties in furtherance of the transactions described herein;

                  (d) any liabilities for Taxes arising at any time out of the operation of the business of Sellers and its Affiliates prior to the close of business on the Closing Date or incurred in connection with the transactions contemplated by this Agreement (including any transfer of recording taxes);

                  (e) any Damages incurred or sustained by Purchaser or its Affiliates as a result of the operation of the business of Sellers, Huffy and its Affiliates prior to the close of business on the Closing Date, including but not limited to, any liabilities and obligations relating to (i) products shipped prior to the close of business on the Closing Date, (ii) all employee wages, salaries, bonuses, benefits or other compensation or employee claims relating to Sellers' employees for the period ending at the close of business on the Closing Date, (iii) all workers' compensation claims relating to injuries occurring prior to the close of business on the Closing Date, or (iv) any litigation, proceeding or governmental investigation or action relating to actions taken by Sellers or Huffy prior to the close of business on the Closing Date, except to the extent assumed by Purchaser pursuant to the Assumption Agreement and except for Damages relating to design or manufacturing defects for products shipped after the close of business on the Closing Date to the extent the representations and warranties in Sections 2.30 and 2.31 are not violated or to the extent Sellers have not otherwise agreed to indemnify Purchaser for Damages pursuant to Section 10.2(h);

                  (f) any Damages (including, without limitation, injuries to persons, property or natural resources, injunctive relief, the fees and disbursements of legal counsel, environmental consultants or engineers, and any investigation and laboratory fees and response costs), whether or not the subject of a claim by any government entity or any other third party, which Purchaser or its affiliates, successors, assigns, partners, contractors or lenders may incur by reason of any violation of or liability under any Environmental Law or the presence of any Hazardous Substances, to the extent arising from any event or condition that (i) on or prior to the Closing Date exists on, or results from the migration or transport from, the Owned Real Property or the leased real property, whether or not caused or contributed to by Sellers, and (ii) exists at any time at any location to the extent caused or contributed to by Sellers or any of its Affiliates;

                  (g) any Damages incurred or sustained by Purchaser or its Affiliates as a result of any recall (voluntary or involuntary), safety advisory or other corrective action taken with respect to any products shipped prior to the close of business on the Closing Date;

                  (h) any Damages incurred or sustained by Purchaser or its Affiliates with respect to any Double Guard booster seats, model number 675, shipped within 16 months of the Closing Date; provided, that Purchaser shall not recall, issue any safety advisory or take any other corrective action with respect to such products without the written consent of Sellers or Huffy; provided further, that Purchaser may take the same corrective action taken by Sellers or Huffy with respect to such products without such consent; and

                  (i) all reasonable costs and expenses (including reasonable attorneys' fees and disbursements) incurred by Purchaser or its Affiliates in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 10.2.

                  SECTION 10.3 PURCHASER'S INDEMNIFICATION OBLIGATION. Purchaser shall indemnify and hold Huffy, Sellers, and their Affiliates, and their respective successors and assigns, harmless from and against, and in respect of:

                  (a) all obligations and liabilities of Purchaser or any of its affiliates, whether accrued, absolute, fixed, contingent or otherwise, assumed by Purchaser pursuant to the Assumption Agreement or assumed under any other agreement executed and delivered by the parties in furtherance of the transactions described herein;

                  (b) any Damages incurred or sustained by Sellers or their Affiliates as a result of any inaccuracy or breach of any representation or warranty by Purchaser contained herein or under any other agreement executed and delivered by the parties in furtherance of the transactions described herein; provided, however, that (i) Purchaser shall be required to indemnify Sellers or their Affiliates pursuant to this clause
                           (a) for any such breaches or inaccuracies only to the extent that the aggregate Damages resulting from such breaches or inaccuracies to Sellers or their Affiliates exceed $1,500,000, (ii) Sellers and their Affiliates shall not make any claim against Purchaser which individually (or in the aggregate with respect to related claims) does not exceed $20,000 (such claims that do not meet the threshold shall still be applied against the $1,500,000 aggregate basket and such aggregate minimum claim threshold shall not act as a deductible) and (iii) any claim for indemnification under this clause (a) must be made in writing in reasonable detail to Purchaser not later than the expiration of the applicable survival period specified in Section 10.1;

                  (c) any Damages incurred or sustained by Sellers or their Affiliates as a result of a breach by Purchaser of any covenant or other agreement contained herein or under any other agreement executed and delivered by the parties in furtherance of the transactions described herein;

                  (d) any liabilities for Taxes arising at any time out of the operation of the business of Purchaser after the close of business on the Closing Date or incurred in connection with the transactions contemplated by this Agreement, other than Taxes assumed by Sellers pursuant to the terms of this Agreement;

                  (e) any Damages incurred or sustained by Sellers or its Affiliates as a result of the operation of the business of Purchaser, and its affiliates after the close of business on the Closing Date, including but not limited to, any liabilities and obligations relating to (i) products shipped after the close of business on the Closing Date (except as set forth in Section 10.2(h)), (ii) all employee wages, salaries, bonuses, benefits or other compensation or employee claims relating to Purchaser's employees for the period commencing on the close of business on the Closing Date, (iii) all workers' compensation claims relating to injuries occurring after the close of business on the Closing Date, (iv) any litigation, proceeding or governmental investigation or action relating to actions taken by Purchaser after the close of business on the Closing Date; except in each case to the extent such Damages relate to Sellers' and Huffy's indemnification obligations under this Agreement.

                  (f) all reasonable costs and expenses (including reasonable attorneys' fees and disbursements) incurred by Sellers or their Affiliates in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 10.3.

                  SECTION 10.4 PROCEDURE FOR INDEMNIFICATION; GENERAL. The procedure to be followed in connection with any claim for indemnification by Purchaser under Section 10.3 or by Sellers or Huffy under Section 10.2 or any claims by one party against the other, is set forth below:

                  (a) Notice. Whenever any indemnified party shall have received notice that a claim has been asserted or threatened against such indemnified party, which, if valid, would subject the indemnifying party to an indemnity obligation under this Agreement, the indemnified party shall promptly notify the indemnifying party of such claim, together with supporting facts and data to support the claim for indemnification, provided, however, that the failure of the indemnified party to give timely notice hereunder shall relieve the indemnifying party of its indemnification obligations under this Agreement to the extent, but only to the extent that, such failure materially prejudices the indemnifying party's ability to defend such claim.

                  (b) Defense of a Claim. The indemnifying party or its designee will have the right, but not the obligation, to assume the defense of any claim which is the subject of indemnification under this Agreement so long as the indemnifying party acknowledges in writing its obligation to indemnify the indemnified party hereunder; provided, however, if there is a reasonable probability that a claim may adversely affect the business of the indemnified party despite the indemnity of the indemnifying party, the indemnified party shall have the right at its option to defend, at its own cost and expense, and to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnifying party, such consent not to be unreasonably withheld, provided that the indemnified party shall promptly notify the indemnifying party of any compromise or settlement proposal with respect to the claim and shall not unreasonably refuse to accept any such proposal if the same is acceptable to the indemnifying party. If the indemnifying party fails to assume the defense of such claim with thirty (30) days after receipt of notice of a claim for indemnification, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof if, in the good faith judgment of the indemnifying party's counsel, such claim is not being adequately defended and so long as the indemnifying party acknowledges in writing its obligation to indemnify the indemnified party hereunder and provided, however, that the indemnified party shall not enter into any such compromise or settlement without the written consent of the indemnifying party which consent shall not be unreasonably withheld. In the event the indemnifying party assumes defense of the claim, the indemnifying party will keep the indemnified party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall have the sole right to defend, settle or otherwise dispose of such claim, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate; provided, however, that the indemnifying party shall obtain the written consent of the indemnified party, which shall not be unreasonably withheld, prior to ceasing to defend, settling or otherwise disposing of any such claim if as a result of such settlement the indemnified party would become subject to injunctive or other equitable relief or the business of the indemnified party would be adversely affected in any manner; and provided, further, that if the indemnified party has elected to be represented by separate counsel pursuant to the proviso to the following sentence, such settlement or compromise shall be effected only with the consent of the indemnified party, which consent shall not be unreasonably withheld. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 10.4(b) for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that the indemnified party shall have the right to employ counsel to represent it if, in the written opinion of counsel to the indemnified party (such opinion also addressed to the indemnifying party), it is advisable for the indemnified party to be represented by separate counsel due to actual or potential conflicts of interest, and in that event the fees and expenses of such separate counsel shall be paid by the indemnifying party; provided, that in no event shall the indemnifying party be responsible for the fees of more than one counsel. The parties each agree to render to the other parties such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or proceeding. The indemnifying party shall not be liable for any settlement of any action effected without its consent, but if settled with the consent of the indemnifying party or if there be a final judgment beyond review or appeal, for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any loss or liability by reason of such settlement or judgment. Any party who does not undertake the defense of a claim may otherwise, at its own expense, retain such additional attorneys and other advisors as it shall deem necessary, which attorneys and advisors will be permitted by the party undertaking such defense, and its attorneys, to observe the defense of such claim.

                  (c) No Additional Obligations. Nothing herein shall be deemed to expand the obligation of the indemnifying party to defend, or be responsible for indemnifying the indemnified party, with respect to any claim beyond the specific indemnification obligations set forth in this Agreement.

                  (d) Survival. The indemnities provided in this Article X shall survive the Closing.

                  (e) Treatment of Indemnity Payments. The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law. To the extent that any indemnity claim is required by any taxing authority or by applicable law to be treated as taxable income to the party making the claim and is not under applicable law permitted to be treated as an adjustment to the Purchase Price, the amount of any indemnity payment shall be determined on a net after-tax basis (after taking into consideration any related deductions and assuming a tax rate equal to the maximum marginal federal corporate income tax rate for the taxable year in which the indemnity is determined to be taxable).

                  (f) Third Party Suppliers. The parties hereto agree that if the liability is deemed to be that of a third party supplier used by Purchaser, Purchaser shall cooperate with Sellers to assist in causing such supplier to assume its defense and/or liability obligations.

                  (g) Recall Cooperation. The parties agree to communicate, cooperate and share all relevant information as soon as possible with respect to any potential recall, consumer corrective action or other consumer notification action. In the event that either party receives notification from any regulatory agency requesting or suggesting a recall, consumer corrective action or other consumer notification action, the receiving party will promptly inform the other of all relevant information relating to the notice and the party's response plan; or, conversely, if either party believes it must notify any regulatory agency regarding a recall, consumer corrective action or notification action, it shall notify the other party in advance of such notice to discuss the substance of such notice and the effect on the parties. The parties will cooperate in good faith with each other regarding all communication and negotiation with any applicable governmental authority or other third party, and shall notify and allow both parties to meet jointly with the regulatory agencies. In the event that the parties disagree as to whether a consumer notification action is necessary, the parties agree to communicate with each other, to act in good faith with respect to each other and such issue and to give due regard to the business interests of the other.


                                   ARTICLE XI
                            NON-COMPETITION COVENANT

                  SECTION 11.1 Huffy and Sellers hereby agree and acknowledge that Purchaser would not enter into this Agreement and purchase the Assets without the covenant and agreement of Huffy and Sellers to the non-competition covenant contained in this Article XI. Huffy and Sellers agree, jointly and severally, that for a period of ten (10) years from and after the Closing Date they will not, directly or indirectly, engage as a principal, agent, partner, stockholder (other than as passive investor owning less than five percent (5%)), member, consultant, lender or in any other capacity, in a business, directly or indirectly, that would be competitive with the products of the business of Sellers sold to Purchaser hereunder as described on Schedule 11.1 hereto. The parties agree that if Huffy or any Seller violates this covenant that irreparable harm will be caused to Purchaser thereby for which there is no adequate remedy at law and that Purchaser shall be entitled, in addition to any other remedies and damages available, to seek an injunction to restrain the violation of this covenant. Huffy's activities under the license agreement with TRI Industries, Inc. dated February 14, 1990, (as amended July 23, 1991, July 1, 1992, July 5, 1993 and June 23, 1994) and the manufacture and sale of the products described therein and the manufacture and sale of products under the Midway Sales, Inc. license agreements dated June 1, 1995, (as amended April 1, 1995, January 1, 1996 and October 1, 1996), and dated April 1, 1995 are excepted, in each case to the extent such activities or products do not compete with the products set forth on Schedule 11.1. From the date hereof, until the third anniversary of the Closing Date, neither Huffy nor Sellers or any other affiliate will solicit (or assist or encourage the solicitation of) any of the current employees of Purchaser or Sellers or its affiliates, without the prior written consent of Purchaser; provided, that the foregoing restriction shall not prohibit general solicitations of employment not specifically targeted at Purchaser's employees and shall not apply to terminated Employees of Purchaser.

                                   ARTICLE XII
                                   TERMINATION

                  SECTION 12.1 GENERAL. This Agreement may be terminated and the transactions contemplated herein may be abandoned, (a) by mutual written consent of Purchaser and Sellers, (b) by either Purchaser or Sellers, if any permanent injunction or action by any governmental authority preventing the consummation of the Closing shall have become final and nonappealable, (c) by any party by notice to the other party in the event that the Closing Date shall not have occurred on or before May 15, 1997; provided, if the only condition to Closing not satisfied is the Antitrust Improvements Act compliance set forth in Section
4.6 hereto, then that date shall be June 15, 1997; provided further, that if the Closing Date shall not have occurred on or before such dates due to the act or omission of one of the parties in violation of any provision of this Agreement, that party may not terminate the Agreement pursuant to this clause (c) of
Section 12.1.

                  SECTION 12.2 NO LIABILITIES IN EVENT OF TERMINATION. In the event of any termination of the Agreement as provided in Section 12.1 above, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of Purchaser, Sellers or Huffy, except that the obligations of Purchaser, Sellers and Huffy under Sections 4.5, 4.7 and Article X of this Agreement shall remain in full force and effect, and except that termination shall not preclude any party from suing the other party for breach of this Agreement.

                                  ARTICLE XIII
                                  MISCELLANEOUS

                  SECTION 13.1 HEADINGS. The subject headings of the sections, paragraphs and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

                  SECTION 13.2 ENTIRE AGREEMENT, MODIFICATION AND WAIVER. This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

                  SECTION 13.3 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  SECTION 13.4 RIGHTS OF PARTIES. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

                  SECTION 13.5 ASSIGNMENT. Purchaser shall not assign this Agreement except to an affiliate or successor. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives and successors. Sellers shall be free to assign their right to receive payments under Section 1.3 to any party.

                  SECTION 13.6 REMEDIES. Each party's obligation under this Agreement is unique. If any party should default in its obligations under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nondefaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate.

                  SECTION 13.7 EFFECT OF CERTAIN ACTIONS. No action taken pursuant to or related to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, condition or agreement contained herein.

                  SECTION 13.8 SUPPLEMENTS TO SCHEDULES AND EXHIBITS. Sellers, may at any time between execution of this Agreement and the Closing Date provide Purchaser in writing as a supplement to any Schedule hereto any information considered necessary by Sellers to cause such Schedule to be complete and accurate. The provision of such information shall not affect the right of Purchaser to elect not to close the transactions contemplated by this Agreement if the representations and warranties of Sellers contained in this Agreement at the time of execution hereof and the Disclosure Schedules attached hereto at the time of execution shall not be true and correct in all material respects at the time of the Closing Date, but if, despite such right, Purchaser nevertheless elects to close, Purchaser shall thereby be deemed to have waived any such disclosed misrepresentation or breach of warranty, and shall thereafter have no claim against Sellers for a breach of such representation or warranty; provided, however, such supplement shall not otherwise affect any other indemnification available under this Agreement.

                  SECTION 13.9 NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party (including without limitation service by overnight courier service) to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, at the address set forth below, or on the date of service if delivered by facsimile to the facsimile number set forth below which facsimile is confirmed within three days by deposit of a copy of such notice in first class mail, registered or certified, postage prepaid at the address set forth below. Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

         If to Sellers or           Huffy Corporation
         to Huffy:                  P. O. Box 1204
                                    Dayton, OH 45401
                                    Attn: Ms. Nancy A. Michaud
                                          Vice President-General Counsel and
                                          Secretary
                                    Fax:  (937) 865-5414

         with a copy to:            Clifford A. Roe, Jr., Esq.
                                    Dinsmore & Shohl
                                    1900 Chemed Center
                                    255 East Fifth Street
                                    Cincinnati, OH 45202
                                    Fax:  (513) 977-8141

         If to Purchaser:           Robert Adikes, Esq.
                                    Evenflo Company, Inc.
                                    601 S. Harbour Island Blvd., Suite 200
                                    Tampa, Florida 33602-3141
                                    Fax:  (813) 204-5208

         With copies to:            Charles I. Cogut, Esq.
                                    Simpson Thacher & Bartlett
                                    425 Lexington Avenue
                                    New York, NY 10017-3954
                                    Fax:  (212) 455-2502

                  SECTION 13.10 KNOWLEDGE OF SELLERS. To the knowledge of Sellers, to Sellers' knowledge or any counterparts thereof shall mean the actual knowledge of the officers of Sellers and those natural persons listed on
Schedule 13.10 hereto.

                   SECTION 13.11 SEVERABILITY. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

                  SECTION 13.12 MEANINGS OF CERTAIN TERMS. As used in this Agreement the term "business" shall mean the juvenile products business of Sellers and the term "Affiliate" as to any person, means any other person, that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such person.

                  SECTION 13.13 TRANSFER TAXES AND RECORDING EXPENSES. Sellers shall assume and pay and shall indemnify Purchaser and its Affiliates against all sales, motor vehicle or transfer taxes and recording expenses, if any, required to be paid in connection with the transfer of the Assets (including any interest charge or penalty with respect thereto). Purchaser shall assume and pay and shall indemnify Sellers and Huffy against all sales taxes, if any, required to be paid in connection with the transfer of the Assets (including any interest charge or penalty with respect thereto).

                  SECTION 13.14 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed by the laws of, the State of Ohio.

         IN WITNESS WHEREOF, the parties to this Agreement have duly executed it as of the date set forth above.

HUFFY CORPORATION                       GERRY BABY PRODUCTS COMPANY


BY                                      BY
  ----------------------------------      --------------------------------------

                                        GERRY WOOD PRODUCTS COMPANY


                                        BY
                                          --------------------------------------


                                        EVENFLO COMPANY, INC.


                                        BY
                                          --------------------------------------

                                  EXHIBIT INDEX

Exhibit A     Sublease Agreement
Exhibit B     Form of Union Assumption Agreement
Exhibit C     Form of Assumption Agreement

                                                                      EXHIBIT A

                               SUBLEASE AGREEMENT


         This Sublease Agreement (the "Agreement") made this _______ day of April, 1997, by and between GERRY BABY PRODUCTS COMPANY, a Delaware corporation ("Lessor"), and EVENFLO COMPANY, INC., a Delaware corporation ("Lessee"), under the following circumstances:

         A. By Master Lease ("Master Lease") dated effective as of October 29, 1992 (a copy of which is attached hereto as EXHIBIT B), Lessor, as lessee, has previously leased from SELCO SERVICE CORPORATION ("SSC"), as lessor, an approximately 400,000 square foot office, manufacturing and distribution facility located at 1500 East 128th Avenue, Thornton, Colorado (the "Facility"), together with that certain real property described in EXHIBIT A attached hereto (the "Land"), consisting of 45 acres, more or less, together with the Facility, and all improvements constructed thereon (collectively called the "Leased Premises").


         B. Lessor desires to sublease the Leased Premises to Lessee, and Lessee desires to sublease same from Lessor.

         NOW THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this document, Lessor and Lessee hereby agree as follows:

         1.       (a) Effective on the Lease Commencement Date (as defined in
Schedule 1 attached hereto), and ending on the Original Termination Date (as defined in Schedule 1 attached hereto), Lessor shall, and hereby does, lease and demise to Lessee for a term of eighteen (18) months ("Original Lease Term"), subject to all terms and conditions of this Agreement, the Leased Premises.

                  (b) Provided Lessee is not then in default under this Agreement, Lessor hereby grants to Lessee an exclusive option and right to extend the term of this Agreement for an additional period of six (6) months (the "Extended Lease Term") upon the same terms and conditions hereof, except Base Rent, which shall be in an amount and paid as provided in paragraph 4(b) hereof. The Extended Lease Term shall commence upon the day of the Original Termination Date and shall end on the Extended Term Termination Date (as defined in Schedule 1 attached hereto). Written notice of Lessee's exercise of its election to extend the lease term for six (6) months shall be delivered by Lessee to Lessor so that it is received by Lessor no later than forty-five (45) days prior to the Original Termination Date.

         2. On the Lease Commencement Date, Lessee shall take sole possession of the Leased Premises, which shall be in the same general condition as it was on March 6, 1997, as-is-where-is. Upon delivery of possession of the Leased Premises to Lessee in the same general condition as the Leased Premises existed on March 6, 1997, it shall be conclusively deemed that Lessee has accepted the Leased Premises for occupancy, and that the condition of the Leased Premises is and was satisfactory and in conformity with the provisions of this Agreement in all respects.

         3. At any time during this Agreement, Lessor or SSC shall have the right, with the prior written consent of Lessee, which shall not be unreasonably withheld or delayed, to make reservations from the interest in the Land leased hereunder for such covenants, easements, licenses, and rights of entry as Lessor or SSC may, in Lessor's or SSC's discretion, reasonably exercised, deem necessary; provided, however, that such reservations shall not impair materially the use of the Facility by Lessee for its intended purposes.

         4. (a) The Original Base Rent for the Leased Premises during the Original Lease Term is shown on the attached Schedule 1 ("Original Base Rent"). The Original Base Rent for the Original Lease Term shall be paid as shown on
Schedule 1.

                  (b) The rent for the Leased Premises during the Extended Lease Term is shown on the attached Schedule 1 ("Extended Base Rent"). The Extended Base Rent for the Extended Lease Term shall be paid as shown on Schedule 1.

         Hereafter, the Original Lease Term and Extended Lease Term shall collectively be called the "Lease Term"; the Original Base Rent and Extended Base Rent shall collectively be called the "Base Rent"; and the Original Termination Date and Extended Term Termination Date shall collectively be called the "Termination Date."

         5. As further set forth herein, and as limited by paragraph 9(b) hereof, this is a net, net, net lease, with all and every cost and expense associated with the Leased Premises being borne solely by Lessee. In furtherance of the foregoing, throughout the entire Lease Term, Lessee shall be responsible for and shall pay prior to their due date, as additional rent ("Additional Rent") (i) all real estate and other property taxes assessed or levied covering the Lease Term (including any tax or lease payments, other than Colorado and Federal income taxes and income taxes imposed by Lessor's jurisdiction of incorporation), (ii) all governmental assessments levied against the Leased Premises assessed or levied covering the Lease Term (including, without limitation, the Land) for improvements benefiting the Leased Premises, and (iii) all other costs or charges, of any nature whatsoever, that arise during the Lease Term that Lessee is expressly required by this Agreement to pay, including, without limitation, any insurance premiums to be paid by Lessee under
Section 14, but as further limited by the terms of paragraph 9(b) hereof. Lessee shall pay Additional Rent by making payments of such costs and charges to Lessor or directly to the third party entitled to receive payment therefor, as the case may be. It is agreed that for purposes of real estate taxes, Lessee shall reimburse SSC for such tax payment within ten (10) days after SSC or Lessor delivers evidence to Lessee that such real estate taxes have been paid by SSC or Lessor (the first and last such real estate tax payment shall be pro-rated between Lessee and Lessor based upon their respective time of possession of the Leased Premises as compared to the tax payment period involved). For example, if the first tax payment is due July 8, 1997, and covers the period January 1, 1997 to June 30, 1997, and this Agreement commences April 1, 1997, then 50% of such tax payment would be paid to SSC by Lessor and the remaining 50% of such tax payment would be paid to SSC by Lessee. At the expiration of the Lease Term, (i) Lessee shall pay to Lessor its pro-rata share of such taxes to the extent such taxes are paid in arrears, and (ii) Lessor shall pay to Lessee the pro-rata share of such taxes to the extent such taxes were paid in advance by Lessee. Pursuant to the terms of the Incentive Agreement (the "Incentive Agreement") dated February 1, 1995, between Lessor and Adams County, Colorado (the "County"), Lessor shall make timely application to the County for each incentive payment (as defined and described in the Incentive Agreement), and if and when such payment is received from the County by Lessor, then within ten (10) business days thereafter, Lessor shall pay to Lessee such proportionate share of the incentive payment received based upon the calendar period encompassed by the incentive payment as compared against Lessee's lease term. For example, if the incentive payment is received in May, 1997, and is in payment for calendar year 1996, then the entire amount of this payment shall be retained by Lessor. If the incentive payment is received in May, 1998, and is in payment for calendar year 1997, and the Lease Commencement Date is April 1, 1997, Lessee shall be entitled to receive 75% of such payment, and Lessor shall retain 25% of such payment. If the current method of property taxation or assessment is changed so that a capital tax or other tax imposed on the rent or any other payments received by Lessor from Lessee hereunder would be substituted for the whole or any part of the real property taxes or assessments now imposed on the Leased Premises, or any part thereof, such other tax, to the extent that it is so substituted, shall be included in determining Lessor's real property tax bill for the relevant years, and shall be paid by Lessee to Lessor as Additional Rent. Lessee shall have the right to contest (in good faith and to be prosecuted diligently) with the appropriate taxing or assessing authority the assessed tax valuation of the Leased Premises, the cost thereof to be borne solely by Lessee. Any such contesting shall not delay Lessee's requirement to reimburse Lessor or SSC for any real estate tax payments actually made.

         6. Lessee agrees that the Leased Premises shall be used and occupied in a legal, careful, safe and proper manner, in accordance with all applicable laws, including, but not limited to, the Americans with Disabilities Act, that no activity which is known in the insurance industry as extra or especially hazardous shall be permitted therein, and that no waste shall be committed or suffered by Lessee to the Leased Premises. Lessee shall at all times maintain in force and effect all permits and licenses required for the operation of the Leased Premises for the purposes used by Lessee. Notwithstanding the foregoing, without the prior written consent of Lessor, in no event shall Lessee use or permit the use of the Leased Premises for any purpose which materially increases the risk of environmental liability for Lessor over and above the level of risk of environmental liability in operating similar manufacturing and distribution facilities, even if any such use is in compliance with all applicable laws, including, without limitation, Environmental Laws (as hereinafter defined).

         7. (a) During the Lease Term, at Lessee's expense and without expense to Lessor, Lessee will comply with and abide by all applicable laws.

                  (b) In order to induce Lessor to enter into this Agreement, Lessee covenants and agrees that during the Lease Term it shall:

                           (i) subject to the last paragraph of clause 7(b)(ii) hereof, comply in all respects, and cause its subsidiaries, assignees, tenants or other persons occupying or conducting operations on or about the Leased Premises to comply in all respects, with all Environmental Laws now or thereafter applicable to the Leased Premises or any operation thereon;

                           (ii) subject to the last paragraph of this clause 7(b)(ii), have sole responsibility for any and all costs and expenses associated with such compliance, including compliance with any such Environmental Law directed to Lessor, or to which Lessor may become subject;

                  Notwithstanding clause (i) and (ii) above, Lessee shall not be responsible for any violation of or liability under any Environmental Law to the extent arising from any event or condition that (a) on or prior to the Commencement Date exists on or results from the migration or transport from the Leased Premises, or (b) exists at any time at any location to the extent caused or contributed to by Lessor, SSC or any prior owner of the Leased Premises.

                           (iii) not generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of Materials of Environmental Concern on the Leased Premises, or transport or permit the transportation of Materials of Environmental Concern to or from the Leased Premises, other than in each case in connection with the operation and maintenance of the Leased Premises, and in compliance at all times with Section 6 hereof; and

                           (iv) provide Lessor written notice of (x)(A) any condition, occurrence or release at, on, or arising from the Leased Premises, or any operation thereon that results in material noncompliance with any Environmental Laws, or (B) any release of Materials of Environmental Concern in violation of or in a manner giving rise to liability under any Environmental Laws on or from the Leased Premises that has resulted, or in the reasonable judgment of Lessee, may result in personal injury, material property damage or the requirement that Lessee or any of its subsidiaries, sublessees, assignees, tenants or other persons occupying or conducting operations on the Leased Premises remediate such release, Lessee agrees to use all reasonable efforts to give such notice within five business days after the condition, occurrence or release is brought to the attention of the corporate officer of Lessee responsible for environmental compliance, and (y) any pending, or to the best knowledge of Lessee, threatened claim under any Environmental Law against Lessee, any of its subsidiaries, sublessees, assignees, tenants or other persons occupying or conducting operations on the Leased Premises which, if determined adversely to Lessee or any such persons, could reasonably be expected to have a material adverse effect on the operations or financial condition of Lessee (a "Material Environmental Claim"), Lessee agrees to use all reasonable efforts to give such notice within five business days after the date such Material Environmental Claim or threat thereof is brought to the attention of the corporate officer of Lessee responsible for environmental compliance. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, incident or occurrence, and Lessee's response thereto. In addition, Lessee will provide Lessor with copies of all written communications with any persons asserting a Material Environmental Claim.

                  (c) For purposes of this Agreement:

                           (i) "Environmental Law or Laws" means any federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability upon any person or entity in connection with the use, release or disposal of any hazardous, toxic or dangerous substance, waste or material.

                           (ii) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, degradation by-products, toxic substances, petroleum and petroleum products, including, without limitation, "hazardous substances", "hazardous wastes", "toxic substances" and "toxic pollutants" as defined in or identified in any Environmental Laws.

         8. Lessee shall at all times keep the Leased Premises in a clean, neat and orderly condition typical of a well-managed manufacturing and distribution facility, shall cause trash and refuse to be stored out of view of the general public and the adjoining properties, and shall cause such trash, refuse and other waste products to be removed on a regular basis. Lessee shall keep all parking and walkway areas on the Leased Premises clean, orderly, and reasonably free from snow, ice and debris. All of the foregoing shall be accomplished at Lessee's sole cost and expense.

         9. (a) Lessee shall from time to time make, at Lessee's expense, all necessary interior and exterior repairs and replacements to the Leased Premises and all parts thereof, in a condition and in a manner that complies with all government regulation and requirements and in accordance with generally accepted procedures and specifications, and shall perform all necessary interior and exterior maintenance to the Leased Premises, including, without limitation, the landscaped areas, drives, parking areas, aprons and sidewalks constituting a part thereof. Lessee shall maintain the Leased Premises in satisfactory working order and to a standard at least comparable to the standard of maintenance of the Leased Premises on the date hereof.

                  (b) Notwithstanding the foregoing or any other term or provision of this Agreement, Lessor agrees that it shall be solely responsible for the repair and replacement during the Lease Term of the Facility roof, outside structural walls and concrete floors (collectively called the "Roof, Walls and Floor"), provided, that any such repair or replacement shall not be required by Lessor if caused by the action or inaction of Lessee, its employees, representatives, agents or invitees (if so caused by Lessee, its employees, representatives, agents or invitees, then Lessee shall be responsible for the required repair or replacement). Lessee shall give Lessor written notice of any repair or replacement required for the Roof, Walls and Floor, and within a commercially reasonable period of time thereafter, Lessor shall take the appropriate and necessary action to determine the work to be done and to commence and complete such work. The parties hereto shall cooperate with each other to permit such required work during normal business hours at a commercially minimum inconvenience and disruption of Lessee's business operations at the Leased Premises. Notwithstanding the foregoing, in the event of an emergency, Lessee may take commercially reasonable steps to repair and/or replace the Roof, Walls or Floor, and give notice of such action to Lessor, with the actual reasonable costs thereof to third parties to be paid by Lessor, as required above. In the event Lessor fails or refuses to repair and replace the Roof, Walls and Floor, then Lessee may either (1) terminate this Agreement upon ten (10) days prior written notice to Lessor, and thereafter, Lessor shall refund to Lessee any prepaid Base Rent and Lessee may also seek such damages as provided by law, or
(2) make the required repair and/or replacement at Lessee's cost and seek repayment of same in a court of law.

         Lessee shall be solely responsible for and shall pay for maintenance, upkeep, servicing, inspection and repair of the Facility's sprinkler system (the "SS") and the Facility's heating, air conditioning and ventilating equipment and system (the "HVAC"), including but not limited to service specifications of the manufacturers and installers of the SS and HVAC. In the event the SS or material components of the HVAC must be replaced during the Lease Term, and any such replacement is not caused by the failure of Lessee to meet the above maintenance, upkeep, servicing, inspection or repair standards or is not caused by the action or inaction of Lessee, its employees, representatives, agents or invitees, then Lessor shall be responsible for the required replacement. Lessee shall give Lessor written notice of any replacement required for the SS or material components of the HVAC, and within a commercially reasonable period of time thereafter, Lessor shall take the appropriate and necessary action to determine the work to be done and to commence and complete such work. The parties hereto shall cooperate with each other to permit such required work during normal business hours at a commercially minimum inconvenience and disruption to Lessee's business operations at the Leased Premises. Notwithstanding the foregoing, in the event of an emergency, Lessee may take commercially reasonable steps to replace the SS or material components of the HVAC and give notice of such action to Lessor, with the actual reasonable costs thereof to third parties to be paid by Lessor, as required above. In the event Lessor fails or refuses to replace the SS or material components of the HVAC then Lessee may either (1) terminate this Agreement upon ten (10) days prior written notice to Lessor, and thereafter, Lessor shall refund to Lessee any prepaid Base Rent and Lessee may also seek such damages as provided by law, or
(2) make the required repair and/or replacement at Lessee's cost and seek repayment of same in a court of law.

         Nothing set forth in this paragraph 9(b) shall require Lessor to undertake any repair, maintenance or replacement for an item covered by Lessee's casualty insurance.

         10. After providing not less than forty (40) days' prior notice to Lessor, Lessee may make such modifications, substitutions, alterations and additions to the Leased Premises as Lessee may from time to time require or deem appropriate, in Lessee's discretion, to adapt the same to Lessee's reasonable business requirements. All modifications, substitutions, alterations and additions made by Lessee shall be effected in a good and workmanlike manner and in compliance with all applicable laws and insurance requirements, and shall not diminish the value, condition or the appearance of, or impair the utility or useful life of the Facility, shall not violate any covenant, condition, restriction, reservation, easement, exception or encumbrance which affects the Leased Premises. All non-severable parts incorporated or installed in the Leased Premises shall become the absolute property of Lessor upon expiration or termination of Lessee's leasehold or the abandonment of the Leased Premises by Lessee unless the Leased Premises are purchased by Lessee pursuant to Section 30 hereof. Nothing herein shall be construed to constitute Lessee as the agent of Lessor for purposes of making any such modifications, substitutions, alterations or additions, or to give Lessor any control over the manner of execution of the work, it being agreed that Lessee and Lessee alone is fully responsible for completion of and payment for all such modifications, substitutions, alterations or additions.

         11. Lessee shall defend, indemnify and hold Lessor and SSC and Lessor's and SSC's interest in the Leased Premises harmless from all liens and claims of liens which may be filed or claimed in connection with any repairs, maintenance, alterations, additions, improvements, or other work made or done by Lessee (collectively called "Lessee's Work"). Any liens filed against the Leased Premises for Lessee's Work shall be removed by Lessee, at Lessee's sole expense, within thirty (30) days of the attachment of such lien. Lessee shall have the right to dispute or contest any such lien; provided, however, that Lessee first takes all steps necessary to ensure that the lienor cannot recover against the Leased Premises.

         12. Lessee has inspected the Leased Premises and concluded that it is served by water, gas, electricity, light, heat, telephone, power and other utilities and communication services (collectively, the "Utilities") sufficient for Lessee's use of the Leased Premises. Lessor has not made any representations to Lessee about the Utilities. Lessee shall not have any right to terminate this Agreement or to a refund of its Base Rent or abate its Additional Rent due under this Agreement, or to assert any claim against Lessor on account of the interruption, cessation or unavailability of any of the Utilities.

Lessee, at its expense, shall obtain and pay for all necessary or required Utilities and other services for the Leased Premises. Lessor shall not be liable for any damages Lessee may suffer because of any unavailability of or interruption or other deficiency in such Utility services. Lessor, upon request of Lessee, and at the sole expense and liability of Lessee, shall join with Lessee in any application required for obtaining or continuing any of the Utilities, but in no event shall Lessor be obligated to pay any cost in connection with such application or for any service supplied by the Utility to which such application is made. Lessor represents to Lessee that at no time during the Lease Term shall SSC or Lessor be responsible for providing any Utilities.

         13. Lessee shall permit Lessor and/or SSC to enter and inspect the Leased Premises at any reasonable time upon reasonable notice for any proper purpose, including, without limitation, review of compliance by Lessee with its obligations hereunder and inspection by a prospective purchaser, mortgagee, or tenant of Lessor's or SSC's interest in the Leased Premises. However, Lessor or SSC shall have no duty to inspect and no failure by Lessor or SSC to inspect shall relieve Lessee of any duty which Lessee may have under this Agreement.

         14. (a) Lessee shall continuously maintain in full force during the entire Lease Term the following insurance coverage:

                           (i) all risk insurance coverage against losses for the full insurable replacement value of the Leased Premises, including losses by fire, lightning, hail, windstorm, vandalism, and malicious mischief endorsement;

                           (ii) public liability and property damage with limits of $1,000,000 per occurrence (subject to $500,000 self-insured retention per occurrence) and with umbrella coverage of $20,000,000;

                           (iii)    boiler and explosion coverage; and

                           (iv)     workers' compensation;

                           (v)      rent interruption insurance for a twelve
                                    (12) month period; and

                           (vi)     automobile liability with limits of
         $1,000,000 per occurrence, subject to a $75,000 self-insured retention per occurrence, and with umbrella coverage of $20,000,000.

                  (b) All such policies of insurance shall be written in the State of Colorado (or as otherwise satisfactory to SSC), shall be written in standard form, shall provide that the policies shall not be cancelable except upon thirty (30) days' prior written notice by the insurer to Lessor and SSC, and shall name Lessor and SSC as additional insureds and loss payees in such policies, as their interests may appear, in form and substance acceptable to Lessor and SSC. In addition, such policies shall cover such loss contingencies and hazards as are commonly covered in policies issued on similar properties in the area of the Leased Premises. Lessee shall deliver to Lessor and SSC a certificate of insurance and, if requested by Lessor or SSC, a copy of such policies (or in lieu of policies of insurance, binders if then acceptable to Lessor) and if requested by Lessor, a copy of any renewal policy shall be delivered to Lessor and SSC as promptly as possible prior to the termination date of any expiring policy (if such policy is unavailable, substitute evidence of insurance coverage will be delivered to Lessor and SSC, with a copy of the renewal policy to be delivered within a reasonable time thereafter).

                  (c) Lessor and Lessee each hereby waives, on behalf of itself and on behalf of all carriers of the insurance required to be maintained pursuant to Section 14(b) above, all claims, by subrogation or otherwise, which such waiving party might otherwise have against the other or SSC for loss or damage to the Leased Premises and the respective interests of such parties therein, arising out of perils insured against in accordance with such requirements of this Agreement, but only to the extent of proceeds of insurance actually received, and only if this waiver does not or will not invalidate, limit, or otherwise restrict coverage.

                  (d) All personal property of every kind and description that may at any time be in, at, or on the Leased Premises shall be kept in, at or on the Leased Premises at Lessee's sole risk, or at the risk of those claiming under Lessee. Without limitation of the foregoing waivers of claims of subrogation, Lessor shall not be liable for any damage to said personal property or any loss of business by Lessee, however arising, including, without limitation, from the bursting, overflowing or leaking of water or pipes, or from other heating, electrical, or plumbing fixtures, from electric wires, from gas or odors, from acts of other persons on or in the vicinity of the Leased Premises, or from any other cause in any other manner whatsoever, except to the extent that such damage to personal property may result from and actually be caused by the gross negligence, willful misconduct or intentionally tortious acts or omissions of Lessor.

         15. Subject to such waivers and limitations of liability as are specifically provided hereunder, Lessee shall at all times during the Lease Term and thereafter with respect to any condition occurring during the Lease Term, defend, indemnity and save Lessor harmless from any and all Damages relating to the Leased Premises, and from any Damages that may occur or be claimed by or with respect to any party, person or persons, entity, property or chattels in, on, or about the Leased Premises, resulting in whole or in part from any negligent or willfully tortious act done or omission by or through Lessee, any Affiliate of Lessee, or any third party in or on the Leased Premises, or resulting from Lessee's, any such Affiliate's, or any such third party's use, non-use or occupancy of the Leased Premises in any manner contrary to the requirements of this Agreement, except for such Damages resulting from the gross negligence or willful misconduct of Lessor or SSC. Without limiting the generality of the foregoing, Lessee shall defend, indemnify and save Lessor harmless from any and all Damages that may occur or be claimed with respect to Lessee's, any Affiliate of Lessee's, or any such third party's violation or failure to comply with all Environmental Laws which occurred during the Lease Term, except for such Damages resulting from the gross negligence or willful misconduct of Lessor. Notwithstanding anything set forth in this paragraph 15, Lessor shall not be responsible for any violation of or liability under any Environmental Law to the extent arising from any event or condition that (a) on or prior to the Commencement Date exists on or results from the migration or transport from the Leased Premises, or (b) exists at any time at any location to the extent caused or contributed to by Lessor, SSC or any prior owner of the Leased Premises. This covenant of indemnity shall survive expiration or termination of this Agreement, and shall be construed as supplementary to and not be construed to conflict with or limit any other covenant of indemnity contained in this Agreement.

         For purposes of this Agreement, "Damages" include any and all expenses, losses, costs, claims, liability or damages incurred by the damaged party as a proximate result of an event or occurrence causing loss to the damaged party, including, without limitation, reasonable attorneys' fees and other defense costs; and "Affiliate" means a person, company or other entity directly or indirectly controlled by, controlling, or under common control with the affiliated entity.

         16. In the event of damage or destruction of the Leased Premises from any casualty, the terms and provisions of Section 15.1 and 15.2 of the Master Lease shall be applicable, and they are incorporated herein by reference as if fully set forth; provided, however, if more than 25% of the Facility is destroyed by an insured casualty occurrence, or if the repairs required to be made at the Facility as a result of the casualty cannot reasonably be expected to be completed prior to the expiration of the Lease Term, then Lessee may elect within thirty (30) days of such casualty occurrence to terminate this Agreement, in which event the full amount of the casualty and rent interruption insurance proceeds, any deductible amount and any self-insured amount shall be paid to Lessor and SSC, and this Agreement shall terminate (the real estate tax payments shall be prorated to the date of termination, as provided in paragraph 5 hereof, all other Additional Rent, if any, shall be paid by Lessee through the date of termination and no part of the Base Rent shall be refunded).

         17. (a) If, during the Lease Term, the Leased Premises or any part thereof is condemned or appropriated by any public authority such that Lessee reasonably determines that the Leased Premises cannot economically be used by Lessee for the purposes for which it was used immediately before such taking (a "Total Taking"), this Agreement shall terminate on the later to occur of the date (i) on which title to the portion of the Leased Premises subject to the Total Taking vests in the condemning authority responsible for such taking, and
(ii) of payment to Lessor of the entire amount paid by the condemning authority. In such event, the prepaid Base Rent shall be equitably refunded to Lessee by Lessor, pro-rata, based upon the date of Lease termination.

                  (b) If a portion of the Leased Premises is condemned or appropriated by any public authority during the Lease Term in a manner which Lessee reasonably determines would not materially and adversely affect the use thereof by Lessee after practical repair and reconstruction, this Agreement shall remain in effect and Lessee shall repair and reconstruct the Facility to as nearly as practicable the same condition, or better, as it existed immediately prior to such taking, in which event Lessor shall deliver the proceeds relating to such condemnation or appropriation loss to Lessee, and any amount in excess of the amount required to repair or reconstruct the Facility shall be retained by Lessor to compensate Lessor for any portion of the Land and any appurtenant rights and easements taken. Lessee's obligation to repair and reconstruct shall not be limited to the proceeds of condemnation available for such purposes. Lessor may disburse the payment of such proceeds in a manner that assures Lessor of satisfactory, lien-free completion of such repair or construction in accordance with standard construction lending disbursement practices. Notwithstanding the foregoing, if more than 25% of the Facility is condemned or appropriated as stated above, or if the repairs required to be made at the Facility as a result of the condemnation or appropriation cannot reasonably be expected to be completed prior to the expiration of the Lease Term, then Lessee may elect on the effective date of such taking to terminate this Agreement, in which event the full amount of the condemnation appropriation proceeds shall be paid to Lessor and SSC, and this Agreement shall terminate (the real estate tax payments shall be pro-rated to the date of termination, as provided in paragraph 5 hereof, all other Additional Rent, if any, shall be paid by Lessee through the date of termination, and no part of the Base Rent shall be refunded).

         18. Lessee shall take no action or fail to take any action which would cause a default under the terms of the Master Lease. Lessor shall take no action or fail to take any action which would cause a default under the terms of the Master Lease. Lessor shall indemnify, defend and hold Lessee harmless from and against all claims, obligations and costs of any kind whatsoever, including without limitation reasonable attorneys' fees, that Lessee may incur by reason of or resulting from any default or breach due to the acts or omissions of Lessor as tenant under the Master Lease.

         19. The following shall be deemed an event of default hereunder:

                  (a) should Lessee fail to pay any installment of Base Rent or Additional Rent, or any other sum herein required to be paid to Lessor, within ten (10) days after such payment is due and payable; or

                  (b) should Lessee abandon or vacate the Leased Premises for any period of more than one hundred eighty (180) consecutive days; or

                  (c) should Lessee fail to maintain any insurance required pursuant to Section 14(a) hereunder; or

                  (d) should Lessee fail to perform any other covenant or to comply with any other condition herein provided to be performed or complied with by Lessee (other than the payment of money and maintenance of insurance), within thirty (30) days after receipt by Lessee of written notice thereof from Lessor (or in the event such failure can be removed or corrected, but cannot be removed or corrected within such thirty (30) day period, in the event Lessee does not commence to remove or correct such failure within said thirty (30) day period and thereafter diligently pursue such removal or correction to completion as quickly as may be reasonably practicable, but in any event within one hundred eighty (180) days after the onset of such failure); or

                  (e) should there occur any material breach of any representation or warranty by Lessee hereunder.

         20. In the event of a default by Lessee as described in Section 19 above, then Lessor shall have the same rights as provided in Section 17.2(a),
(b) and (c) of the Master

Lease, the terms of which are incorporated herein by reference. It is agreed that Lessor shall be entitled to such Damages for such default as provided by law. To the maximum extent permitted by law, should Lessee commit a default under this Agreement, it hereby covenants and agrees to pay and discharge all reasonable costs and expenses which shall be incurred by Lessor arising out of such default, in enforcing the covenants and agreements of this Agreement, including, without limitation, reasonable attorneys' fees.

         21. The failure of Lessor insist in any one or more cases on strict or specific performance of any provision of this Agreement or to exercise any right herein contained shall not constitute a waiver in the future of such right. Acceptance by Lessor of rent or other payment, or acceptance of any other performance required hereunder with knowledge of a breach by Lessee of any provision hereof, shall not constitute a waiver of such breach, nor shall any acceptance of rent or other payment in a lesser amount than herein provided for operate or be construed in any other manner other than as a payment on account of the earliest rent or other charge then unpaid by Lessee. No remedy referred to in Section 20 is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Lessor at law or in equity, and the exercise in whole or in part by Lessor of any one or more of such remedies shall not preclude the simultaneous or later exercise by Lessor of any or all other such remedies. No waiver by Lessor of any default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent default.

         22. Lessee may not assign its rights, or any of them hereunder, except to an Affiliate of Lessee (incorporated under the laws of a State of the United States), which shall assume in writing and agree to be bound by all of the terms, conditions, duties and obligations hereunder, and then only if Lessor and SSC shall have given their prior consent to such assignment. Lessor shall not withhold or delay such consent unreasonably, and SSC will agree in the Consent set forth at the end of this Agreement not to withhold or delay such consent unreasonably. Lessee shall not make or agree to make any partial assignment of the rights granted or conferred hereunder. No sublease of the Leased Premises or any portion thereof shall be granted hereunder, except that Lessee may sublease up to 50% of the square footage of the Facility to an Affiliate. Any such assignment or subletting shall not relieve Lessee of any obligations hereunder. Any assignment, sublease, or subcontract (or attempted assignment, sublease or subcontract) in violation of these restrictions shall be void.

         23. Except to the extent that Lessee shall have purchased the Leased Premises pursuant to Section 30, Lessee shall surrender the Leased Premises to Lessor upon expiration or termination of the Lease Term in as good condition and repair as the same shall be at the commencement of the Lease Term, ordinary wear and tear and construction of permitted improvements thereon, excepted. The Facility must be capable of fulfilling the purpose for which it was originally intended and must conform to all regulatory requirements imposed by any applicable governmental body during the Lease Term. No tenancy of any duration (other than a tenancy-at-will) shall be created by Lessee's holding over beyond the end of the Lease Term.

         24. All equipment and trade fixtures furnished by Lessee and used in the operation of the Facility, shall at all times be and remain the personal property of Lessee. Unless Lessee shall have purchased the Leased Premises pursuant to Section 30, Lessee shall, on or prior to the Termination Date, remove all of such equipment and trade fixtures from the Leased Premises. At Lessor's request, Lessee shall repair all damage to the Leased Premises caused by such trade fixtures and equipment or by their removal.

         25. Lessor covenants that, for so long as Lessee shall enjoy any leasehold estate under this Agreement, Lessee, having performed all covenants and obligations herein set forth, shall have quiet and peaceable possession of the Leased Premises, subject to and on the terms and conditions herein provided, free and clear of any claim by, from, through or under any person lawfully claiming an interest in the Leased Premises from or through Lessor.

         26. The relationship of the parties hereunder is that of independent contractors and of lessor and lessee.

         27. Any notices under or pursuant to this Agreement shall be deemed duly sent when delivered in hand or when mailed by registered or certified mail, return receipt requested, addressed as follows:

         To Lessor:        Huffy Corporation
                           P. O. Box 1204
                           Dayton, Ohio 45401
                           Attn: Treasurer
                           Telecopy: 513-865-5470

         With Copy To:     Huffy Corporation
                           P. O. Box 1204
                           Dayton, Ohio 45401
                           Attn: General Counsel
                           Telecopy: 513-865-5470

         To Lessee:        Attn: Robert K. Adikes, Esq.
                           Evenflo Company Inc.
                           601 S. Harbour Island Boulevard
                           Suite 200
                           Tampa, Florida 33602-3141

         With Copy to:     Attn:  Charles I. Cogut, Esq.
                           Simpson, Thatcher & Bartlett
                           425 Lexington Avenue
                           New York, NY 10017
                           Telecopy: 212-455-2502

Either party may change such address by sending notice of the change to the other party.

         28. The provisions of Section 22, 24, 25 and the last two sentences of
Section 27 from the Master Lease are incorporated herein by reference as if fully set forth.

         29. Except as provided in paragraph 9(b) hereof, Lessee acknowledges that this Agreement is intended to be absolutely "net" in nature, with all expenses associated with operating, maintaining, repairing or replacing the Leased Premises during the Lease Term, or any part thereof, to be paid by Lessee. Lessee will pay all such expenses directly to the providers of the goods and/or services.

         30. (a) In the event Lessor or an Affiliate of Lessor obtains from SSC fee title to the Leased Premises during the Lease Term, this Agreement shall continue in full force and effect pursuant to its terms. In addition, in the event Lessor or an Affiliate of Lessor obtains from SSC fee title to the Leased Premises during the Lease Term, and thereafter during the Lease Term Lessor is prepared to execute a sale agreement ("Proposed Purchase Agreement") for the Leased Premises with a third party purchaser which is not an Affiliate of Lessor ("Third Party Purchaser"), then Lessor shall deliver to Lessee a copy of the Proposed Purchase Agreement with the Third Party Purchaser and Lessee shall have a period of 10 business days thereafter to deliver to Lessor a notice that it desires to purchase the Leased Premises upon the exact same terms, conditions and price as set forth in the Proposed Purchase Agreement. If Lessee fails to deliver the required notice within such 10 business day period, then it shall be conclusively presumed that Lessee has waived its right to purchase, and Lessor may then enter into the Proposed Purchase Agreement with the Third Party Purchaser or its assigns. Thereafter, Lessee shall have no right to purchase the Leased Premises, but such sale shall be made to the Third Party Purchaser subject to all other terms of this Agreement.

         If Lessee gives notice within such permitted notice period that it elects to purchase, then the Proposed Purchase Agreement will be redrafted for Lessee's and Lessor's signatures, and within 3 business days thereafter, Lessor and Lessee will enter into a purchase agreement for the Leased Premises on the exact same terms, provisions, conditions and price as set forth in the Proposed Purchase Agreement, provided, however, Lessee shall receive a credit on the purchase price equal to the pro-rata amount of prepaid rent paid by Lessee to Lessor.

         (b) In the event Lessor or an Affiliate of Lessor obtains from SSC fee title to the Leased Premises during the Lease Term (and Lessor has not delivered to Lessee a copy of the Proposed Purchase Agreement with a Third Party Purchaser), then Lessee shall have the option, to be exercised by written notice to Lessor from Lessee to be received by Lessor at any time prior to the expiration of the Lease Term and prior to delivery of a copy of a Proposed Purchase Agreement with a Third Party Purchaser, to purchase the Leased Premises from Lessee. The purchase price shall be the exact same purchase price paid for the Leased Premises by Lessor from SSC. Closing shall occur prior to the expiration of the Lease Term by delivery of a limited warranty deed from Lessor to Lessee (or its assigns), with no pro-ration of real estate taxes or assessments and Lessee paying all transfer, recording, title and escrow fees (each party shall pay their own attorneys' fees). A credit on the purchase price shall be given to Lessee by Lessor for prepaid Base Rent, as provided in paragraph 30(a) above.

         In addition, Lessee may also give written notice to Lessor no later than thirty (30) days prior to the expiration of the Lease Term that Lessee desires Lessor to (i) attempt to negotiate with SSC a purchase price for the fee title to the Leased Premises, and (ii) if negotiations are successful, to purchase from SSC the fee title to the Leased Premises. Lessor, while consulting with Lessee, will thereafter attempt to negotiate with SSC an acceptable purchase price for the Leased Premises, and if Lessee, in its sole discretion, deems such negotiated purchase price acceptable, then Lessee shall direct Lessor to acquire and Lessor shall make a good faith attempt to acquire fee title to the Leased Premises from SSC on or before the Lease Termination Date. Simultaneous with the acquisition from SSC of the fee title, Lessor shall transfer the fee title to the Leased Premises by limited warranty deed to Lessee at the exact same purchase price paid by Lessor, less a credit for prepaid Base Rent, as provided in paragraph 30(a) above, with all other costs, fees or expenses to be incurred by Lessor limited to Lessor's own attorney fees.

         31. Simultaneous with the execution of this Agreement, Lessor shall obtain the written consent of SSC (the "Consent of SSC") to this Agreement, the specific terms of the Consent of SSC is as set forth after the signature page hereof.

         32. Lessee acknowledges and understands that this Agreement is made, and is in all respects expressly subject and subordinate to all of the terms and conditions of the Master Lease. Except as otherwise intended by Section 30 above, if the Master Lease is terminated by SSC for any reason, this Agreement shall automatically terminate (Lessee or Lessor, as the case may be, may thereafter have such rights and claims as against the other party hereto as provided in this Agreement); provided, however, that if the Master Lease terminates as a result of a default under the Master Lease, Lessee shall, at the option of SSC, attorn to and recognize SSC as landlord hereunder and Lessee shall promptly, upon SSC's request, execute and deliver all instruments necessary or appropriate to confirm such attornment and recognition.

         33. Lessor represents and warrants to Lessee that the Master Lease is unmodified and in full force and effect, all rent (Base Rent and Additional
Rent) has been paid as of the date of this Agreement; to the best of Lessor's knowledge, there is no event of default under the Master Lease; Lessor has not received any notice of default from SSC under the Master Lease; and to the best of Lessor's knowledge, except for the Consent of SSC, no other consent is required in order for Lessor to enter into this Agreement with Lessee.

         34. To the extent the indemnification provisions set forth in this Agreement are inconsistent with the indemnification provisions set forth in that certain Asset Purchase Agreement dated March 7, 1997 by and between Lessor and Lessee (the "Asset Agreement"), the terms of the Asset Agreement shall control.


                            {Signature Page Follows}

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as agents, as of the date and year of acknowledgement of their signatures, as set forth below.

                                        LESSOR:
Signed and acknowledged in
the presence of:                        GERRY BABY PRODUCTS COMPANY,
                                        a Delaware corporation


                                        By:
------------------------------------       -------------------------------------

                                        Its:
------------------------------------       -------------------------------------
Printed Name


------------------------------------


------------------------------------
Printed Name



                                        LESSEE:

                                        EVENFLO COMPANY, INC.


                                        By:
------------------------------------       -------------------------------------

                                        Its:
------------------------------------       -------------------------------------
Printed Name


------------------------------------


------------------------------------
Printed Name

                                 CONSENT OF SSC

         The undersigned, lessor under the Master Lease, hereby states that attached hereto is a true and correct copy of the Master Lease, that the Master Lease is unmodified and in full force and effect, to the best knowledge of the undersigned, all rent (Base and Additional) has been paid as of this date, and the undersigned has not delivered to Lessor a notice of default under the Master Lease, nor have they received notice of default from Lessor. Further, the undersigned agrees that upon an event of default under the Master Lease, it shall give written notice of same to Lessee and an opportunity to cure such default for not less than ten (10) business days after such notice (notice shall be delivered at the address and as otherwise provided in paragraph 27 of the Agreement). Undersigned further agrees that it shall not unreasonably withhold or delay consent for Evenflo Company, Inc. to assign the Agreement to its Affiliate, pursuant to the terms of paragraph 22 of the Agreement. The undersigned hereby consents to the foregoing Sublease Agreement, with the express understanding and agreement on the part of the undersigned that all of SSC's costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with this Agreement and its Consent hereto shall be promptly reimbursed by Lessor upon demand. The foregoing Consent shall not be deemed a waiver of any restriction in the Master Lease concerning any further assignment or subletting.


                                        SELCO SERVICE CORPORATION

                                        By:
                                           -------------------------------------

                                        Printed Name:
                                                     ---------------------------

                                        Title:
                                              ----------------------------------

                                        Dated:
                                              ----------------------------------

STATE OF OHIO              )
                           ) ss
COUNTY OF _______________  )

         The foregoing instrument was acknowledged before me on __________, 1997, by _________________________, the ________________ of Evenflo Company,
Inc., on behalf of the corporation.



                                        ----------------------------------------
                                        Notary Public
                                        My Comm. Expires:




STATE OF OHIO              )
                           ) ss
COUNTY OF MONTGOMERY       )

         The foregoing instrument was acknowledged before me on __________, 1997, by ___________________, the Secretary of Gerry Baby Products Company, a Delaware corporation, on behalf of the corporation.


                                        ----------------------------------------
                                        Notary Public
                                        My Comm. Expires:

This Instrument Prepared By:

Thomas J. Sherman, Esq.
Dinsmore & Shohl, LLP
255 E. Fifth Street
Suite 1900
Cincinnati, Ohio 45202

                                   SCHEDULE 1


         Lease Commencement Date:            _____________, 1997

         Original Termination Date:          _____________, 1998

         Extended Term Termination Date:     _____________, 1999

         Lease Term:                         Eighteen (18) Months with an option
                                             to extend for an additional Six (6)
                                             Months



(RENT IS PAYABLE IN ADVANCE ON THE DAYS AND IN THE AMOUNT SHOWN BELOW, BUT THE EXACT AMOUNT OF THE FIRST AND LAST PAYMENTS AND THE DETERMINATION OF PAYMENTS TO BE MADE DURING THE ORIGINAL LEASE TERM AND EXTENDED LEASE TERM WILL BE INSERTED AT THE TIME THIS AGREEMENT IS EXECUTED AND THE EXACT DATE FOR THE COMMENCEMENT OF THE ORIGINAL LEASE TERM IS KNOWN.)

                  April 1, 1997                  $117,135.00
                  May 1, 1997                    $117,135.00
                  June 1, 1997                   $117,135.00
                  July 1, 1997                   $116,463.33
                  August 1, 1997                 $116,463.33
                  September 1, 1997              $116,463.34
                  October 1, 1997                $115,791.66
                  November 1, 1997               $115,791.66
                  December 1, 1997               $115,791.68
                  January 1, 1998                $115,120.33
                  February 1, 1998               $115,120.33
                  March 1, 1998                  $115,120.34
                  April 1, 1998                  $114,448.66
                  May 1, 1998                    $114,448.66
                  June 1, 1998                   $114,448.68
                  July 1, 1998                   $113,777.00
                  August 1, 1998                 $113,777.00
                  September 1, 1998              $113,777.00
                  October 1, 1998                $113,105.33
                  November 1, 1998               $113,105.33
                  December 1, 1998               $113,105.34
                  January 1, 1999                $112,433.66
                  February 1, 1999               $112,433.66
                  March 1, 1999                  $112,433.69

                  April 1, 1999                  $111,762.00
                  May 1, 1999                    $111,762.00

         (The First and Last Payment shall be pro-rated based on number of days of the month if the Commencement Date and Termination Date are on other than the first day of the month.)

Lessee shall make its Lease payments directly to Lessor so that they are received on or before the due dates set forth above.

                                    Exhibit A

                             Legal Description To Be
                                Attached At Time
                            of Execution of Agreement

                                    Exhibit B

                           Master Lease To Be Attached
                        At Time of Execution of Agreement

                                                                   EXHIBIT B

                     UNION CONTRACT ASSUMPTION AGREEMENT


        This Agreement by and between Evenflo ("Purchaser") and the Union of Needletrades, Industrial and Textile employees, AFL-CIO-CLC, Local #1156C ("Union") witnesseth:

        WHEREAS, Purchaser has agreed to purchase certain assets from Gerry Baby Products Company and Gerry Wood products Company ("Seller") which assets include the equipment, inventory, real property and leasehold interest in property located in Thornton, Colorado ("Plant"); and

        WHEREAS, Purchaser plans to offer employment to certain of the workers who are represented by Union at Plant; and

        WHEREAS, Purchaser and Union desire to have in place the terms and conditions of employment which will govern the employment of said workers when they commence working for Purchaser;

        NOW THEREFORE, in consideration of the mutual promises contained herein the parties hereto agree as follows:

        1. Effective upon completion of purchase of the Plant by Purchaser and the employment of such of the workers currently employed there as to whom Purchaser may decide to employ.

        A. Purchaser recognizes the Union as the sole and exclusive representative of all of its production and maintenance employees employed at the Plant;

        B. Purchaser agrees to assume each and every obligation contained in a certain collective bargaining agreement between Union and Seller which collective bargaining agreement expires on December 31, 1998 and all Settlement Agreements and Letters of Understanding between Union and Seller modifying the above agreement, including but not limited to, the Letter of Understanding Regarding $7.00/Hour Restructuring executed by Union and Seller on or about February 27, 1997 (the "$7.00/Hour Restructuring Agreement");

                 (1) Union agrees that the terms of the $7.00/Hour Restructuring Agreement applies to all production positions at the Plant, with the exception of those on production lines 690/691, 626/627/628, 674/676, and 683.

                 (2) Union agrees that the following production will be outsourced and that the only payments to which the effected employees are entitled with respect to this outsourcing are those described in paragraph 9 of the $7.00/Hour Restructuring Agreement: Sewing -- 740/750 Frame Carrier, Aluminum Frame Carrier, 803 Swing, Misc. sewing, 691/683 Convertible, 671 Super Shield Booster, 675 Double Guard Booster, 626 Securide Infant, 627 Ride N Glide Infant, 631/637 2 N 1 Booster, 696/698 Bolster.

                 (3) Union agrees that the following production lines have been converted to the reduced pay structure in accordance with the $7.00/Hour Restructuring Agreement: 636/637 2N1 Car Seat Assembly, 671 Booster Assembly, Infant Seat Assembly 037/038, Splash Seat 44, All diaper pails, all baths, toilet trainer.

            (C) Union agrees to substitute the name "Evenflo" at all places in the aforementioned collective bargaining agreement where the words "Gerry Baby Products Company" or "Employer" currently appear;

                D. Union agrees that the benefits described in Article XVI of the collective bargaining agreement, including the Letter of Understanding between Union and Seller dated January 9, 1996 and all summary plan descriptions attached thereto, shall be replaced with benefits which, in the aggregate, are substantially comparable to, but not necessarily the same. Benefits to be provided will at a minimum include medical, prescription drugs, life insurance coverage, short term disability, optional long term disability, severance and optional vision care.

                E. Purchaser and Union agree to incorporate each and every term of the collective bargaining agreement and Lettters of Understanding, as modified by paragraphs 1C and 1D above, into this Contract Assumption Agreement as if each term were fully herein set forth.

                2. This Contract Assumption Agreement shall become effective at 12:01 a.m. on the day immediately following the date on which the purchase of the Plant is completed; provided, however, that in the event the purchase of the Plant shall not have been completed on or before _____, 1997, this Contract Assumption Agreement shall be null and void.

                IN WITNESS WHEREOF, the parties to this Contract Assumption Agreement have affixed their respective signatures this _____ day of _______, 1997.


Evenflo                                    Union of Needletrades,
                                           Industrial and Textile
                                           Employees, Local 1156C

By:                                        By:
   ----------------------------               ------------------------------

                                                                      EXHIBIT C

                              ASSUMPTION AGREEMENT

         THIS ASSUMPTION AGREEMENT dated as of April 21, 1997 is made and entered into by and among Gerry Baby Products Company, a Delaware corporation ("GWPC"), Gerry Wood Products Company, a Wisconsin corporation ("GWPC") (GBPC and GWPC are collectively referred to herein as "Assignors"), Huffy Corporation, an Ohio corporation and sole shareholder of Assignors ("Huffy") and Evenflo Company, Inc., a Delaware corporation ("Assignee").

                                   WITNESSETH:

         WHEREAS, pursuant to an Asset Purchase Agreement, dated as of March 7, 1997 (the "Purchase Agreement"), by and among Huffy, the Assignors, and the Assignee, the Assignors have sold, transferred, assigned, conveyed and delivered to Assignee substantially all of their respective properties, assets and business as set forth in the Agreement (the "Assets"); and

         WHEREAS, the Purchase Agreement requires that Assignee undertake to assume and to agree to perform, pay or discharge certain liabilities and obligations of Assignors relating to Assignor's businesses;

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration the receipt of which is hereby acknowledged, Huffy, the Assignors and Assignee agree as follows:

         Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Purchase Agreement.

         1. Assignee hereby unconditionally undertakes, assumes and agrees to fully perform, pay, satisfy and discharge when due, subject to the limitations contained in paragraph 2 hereof, all Assumed Liabilities as set forth in the Purchase Agreement.

         2. It is expressly understood that Assignee is not assuming or agreeing to perform, pay or discharge any liabilities not assumed pursuant to the terms of the Purchase Agreement.

         3. Nothing contained herein shall require Assignee to pay, perform or discharge any liabilities or obligations expressly assumed hereunder so long as Assignee shall in good faith contest or cause to be contested the amount or validity thereof, provided that Assignee shall indemnify Assignors, Huffy and their affiliates and hold them harmless against any liabilities, damages, claims and expenses, including the reasonable fees and expenses of their counsel, which Assignors or Huffy may incur as a result of any such contest and Assignors or Huffy shall have no obligation to participate in any way on Assignee's behalf or otherwise in or with respect to any such contest.

         4. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party (including without limitation service by overnight courier service) to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, at the address set forth below, or on the date of service if delivered by facsimile to the facsimile number set forth below which facsimile is confirmed within three days by deposit of a copy of such notice in first class mail, registered or certified, postage prepaid at the address set forth below. Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

         If to Assignors or         Huffy Corporation
         to Huffy:                  P.O. Box 1204
                                    Dayton, OH 45401
                                    Attn: Ms. Nancy A. Michaud
                                          Vice President-General Counsel and
                                          Secretary
                                    Fax: (937) 865-5414

         with a copy to:            Clifford A. Roe, Jr., Esq.
                                    Dinsmore & Shohl
                                    1900 Chemed Center
                                    255 East Fifth Street
                                    Cincinnati, OH 45202
                                    Fax: (513) 977-8141

         If to Assignee:            Robert Adikes, Esq.
                                    Evenflo Company, Inc.
                                    601 S. Harbour Island Blvd., Suite 200
                                    Tampa, Florida 33602-3141
                                    Fax: (813) 204-5208

         with  copies to:           Charles I. Cogut, Esq.
                                    Simpson Thacher & Bartlett
                                    425 Lexington Avenue
                                    New York, NY 10017-3954
                                    Fax: (212) 455-2502

or to such other address as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to have been received on the date of hand delivery or on the third business day after the mailing thereof.

         5. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         6. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any covenants or agreements contained herein and in any documents delivered or to be delivered pursuant to this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         7. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

         8. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         9. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio without regard to conflicts of laws or principles thereof.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.



                                    GERRY BABY PRODUCTS COMPANY


                                    By:
                                       -----------------------------------------
                                       Title:


                                    GERRY WOOD PRODUCTS COMPANY


                                    By:
                                       -----------------------------------------
                                       Title:

                                    HUFFY CORPORATION


                                    By:
                                       -----------------------------------------
                                       Title:


                                    EVENFLO COMPANY, INC.


                                    By:
                                       -----------------------------------------
                                       Title: